Filed pursuant to Rule 424(b)(2)

Registration No. 333-250159

PRICING SUPPLEMENT

(To Prospectus dated December 18, 2020 and

Prospectus Supplement dated December 18, 2020)

Nordic Investment Bank

Medium-Term Notes, Series D

Due Nine Months or More from Date of Issue

US$1,250,000,000 0.500% NOTES DUE JANUARY 21, 2026

Issue Price: 99.577%

The Notes will mature at 100% of their principal amount on January 21, 2026. The Notes will not be redeemable before maturity and will not be entitled to the benefit of any sinking fund.

NIB has applied to list the Notes on the Regulated Market of the Luxembourg Stock Exchange in accordance with the Rules of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeurs mobilières dated July 16, 2019 (the “Luxembourg Prospectus Act”).

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined whether this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Discounts and Commissions		Proceeds, before expenses, to NIB
Per Note		99.577%		0.125%		99.452%
Total	US$	1,244,712,500	US$	1,562,500	US$	1,243,150,000

The underwriters will also be required to pay accrued interest from January 21, 2021 if the Notes are delivered after that date.

The underwriters expect to deliver the Notes to investors on or about January 21, 2021.

Barclays	HSBC	J.P. Morgan	Nomura

The date of this Pricing Supplement is January 13, 2021.

ABOUT THIS PRICING SUPPLEMENT

This pricing supplement supplements the accompanying prospectus supplement dated December 18, 2020, relating to NIB’s US$20,000,000,000 Medium-Term Note Program, Series D, and the accompanying prospectus dated December 18, 2020, relating to NIB’s debt securities and warrants. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

This pricing supplement, together with the accompanying prospectus supplement dated December 18, 2020 and prospectus dated December 18, 2020, fulfills the requirement for a simplified prospectus pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act.

You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. NIB has not authorized anyone else to provide you with different information. NIB and the purchasers are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of its date.

NIB is furnishing this pricing supplement, the prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Notes. NIB confirms that:

•	the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this pricing supplement and the accompanying prospectus supplement and prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this pricing supplement and the accompanying prospectus supplement and prospectus.

The statement made in the preceding sentence is not intended to be a disclaimer or limitation of liability under the U.S. federal securities laws.

DESCRIPTION OF THE NOTES

NIB will issue the Notes under the Fiscal Agency Agreement dated as of May 22, 2007, as amended by agreements dated October 2, 2009, December 17, 2010 and January 25, 2016. The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the Notes and the Fiscal Agency Agreement. This summary does not contain all of the information that may be important to you as a potential investor in the Notes. You should read the Fiscal Agency Agreement and the form of the Notes before making your investment decision. NIB has filed copies of these documents with the SEC and has filed copies of these documents at the offices of the fiscal agent and the paying agent.

Aggregate Principal Amount:	US$1,250,000,000

Issue Price:	99.577%

Original Issue Date:	January 21, 2021

Maturity Date:	January 21, 2026

Specified Currency:	U.S. Dollars

Authorized Denominations:	US$200,000 and integral multiples of US$1,000 thereafter

Form:	The Notes will be issued in book-entry form under a master global security, in registered form without coupons registered in the name of Cede & Co., as nominee of The Depository Trust Company.

Interest Rate:	0.500% per annum

Interest Payment Dates:	January 21 and July 21 in each year, starting on July 21, 2021 until and including the Maturity Date. Any payment required to be made on a day that is not a Business Day will be made on the next succeeding Business Day, and no additional interest shall accrue as a result of such delayed payment.

Day Count Fraction:	30/360 (Unadjusted)

Regular Record Date:	The Business Day immediately preceding the Interest Payment Date.

Business Days:	New York

Optional Repayment:	— Yes ☒ No

Optional Redemption:	— Yes ☒No

Indexed Note:	— Yes ☒No

Foreign Currency Note:	— Yes ☒No

Purchasers:	Barclays Bank Ireland PLC, HSBC Bank plc, J.P.Morgan AG and Nomura International plc

Purchase Price:	99.452%

Net Proceeds, after Discounts and Commissions, to NIB:	US$1,243,150,000

Closing Date:	January 21, 2021

Listing:	Luxembourg

Securities Codes:

LEI Code:	213800HYL1S7VAXG6Z48

CUSIP:	65562QBQ7

ISIN:	US65562QBQ73

Common Code:	228941077

Fiscal Agent:	Citibank, N.A.

Paying Agent:	Citibank, N.A.

Luxembourg Paying Agent:	BNP Paribas Securities Services, Luxembourg Branch

Calculation Agent:	Citibank, N.A.

Exchange Rate Agent:	Citibank, N.A.

Transfer Agent:	Citibank, N.A.

Further Issues:	NIB may from time to time, without the consent of existing holders, create and issue further Notes having the same terms and conditions as the Notes being offered hereby in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Notes.

Governing Law:	The Notes will be governed by, and construed in accordance with, New York law, except for authorization and execution of the Notes by NIB and any other matters required to be governed by the 2004 Agreement and the Statutes of NIB, as amended.

Further Information:	See “General Information Relating to the Luxembourg Stock Exchange Listing.”

INDEPENDENT AUDITORS

The Control Committee of NIB appointed Authorized Public Accountant Marcus Tötterman, representing the accounting firm KPMG Oy Ab, Finland, and Authorized Public Accountant Anders Tagde, representing KPMG AB, Sweden, as its independent joint auditors for the 2017 financial year.

Change of Independent Auditors

In accordance with NIB’s audit rotation policy and based on a tender process, the Control Committee of NIB appointed as its independent joint auditors for NIB for the 2018 financial year Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst & Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing the accounting firm Ernst & Young AB, Sweden. For the financial years 2019 and 2020 NIB reappointed Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst & Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing the accounting firm Ernst & Young AB, Sweden, as its independent joint auditors.

EXPERTS

The financial statements of Nordic Investment Bank for the years ended December 31, 2018 and December 31, 2019 appearing in Nordic Investment Bank’s Annual Reports on Form 18-K/A filed on February 26, 2019 and February 26, 2020, respectively, have been audited by Ernst & Young Oy, Finland and Ernst & Young AB, Sweden, independent joint auditors, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited interim financial report of Nordic Investment Bank for the six-month periods ended June 30, 2020 and 2019 appearing in Amendment No. 2 to Nordic Investment Bank’s Annual Report on Form 18-K/A filed on August 28, 2020, and incorporated herein by reference, Ernst & Young Oy, Finland and Ernst & Young AB, Sweden, independent joint accounting firms, reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report dated August 26, 2020 included in Amendment No. 2 to Nordic Investment Bank’s Annual Report on Form 18-K/A filed on August 28, 2020, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial report. Accordingly, the degree of reliance on their report on such interim financial report should be restricted in light of the limited nature of the review procedures applied. Neither Ernst & Young Oy, Finland nor Ernst & Young AB, Sweden, independent joint accounting firms, is subject to the liability provisions of Section 11 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) for their report on the unaudited interim financial report because that report is not a “report” or a “part” of the registration statement of which this prospectus is a part, prepared or certified by Ernst & Young Oy, Finland and Ernst & Young AB, Sweden, independent joint auditors, within the meaning of Sections 7 and 11 of the Securities Act.

UNDERWRITING

NIB and the underwriters named below have entered into a terms agreement as of January 13, 2021 relating to the Notes. Each underwriter that is not a registered broker-dealer under the Securities Exchange Act of 1934 will make sales in the United States only through underwriters or selling agents that are so registered. As none of Barclays Bank Ireland PLC, HSBC Bank plc, J.P.Morgan AG and Nomura International plc is registered with the SEC as a U.S. registered broker-dealer, each will effect offers and sales of the Notes solely outside of the United States or within the United States to the extent permitted by Rules 15a-6 under the Securities Exchange Act of 1934 through one or more U.S. registered broker-dealers, and as permitted by the regulations of the Financial Industry Regulatory Authority, Inc. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the Notes indicated in the following table.

Underwriter	Underwriting Commitment
Barclays Bank Ireland PLC	US$	312,500,000
HSBC Bank plc	US$	312,500,000
J.P. Morgan AG	US$	312,500,000
Nomura International plc	US$	312,500,000

	US$	1,250,000,000

EXPENSES OF THE ISSUE

NIB estimates the expenses of the issue to be Euro 100,000.

SELLING RESTRICTIONS

Prohibition of Sales to EEA Retail Investors

Each of the underwriters has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes:

(a)	a retail investor means a person who is one (or more) of:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MiFID II AND UK MIFIR PRODUCT GOVERNANCE

MiFID II Product Governance / Professional Investors And Eligible Counterparties Only Target Market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means any underwriter that is a manufacturer under MiFID II.

UK MiFIR Product Governance / Professional Investors And Eligible Counterparties Only Target Market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

GENERAL INFORMATION RELATING TO THE

LUXEMBOURG STOCK EXCHANGE LISTING

NIB has obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the Notes. Resolutions of the Board of Directors of NIB, dated December 14, 2006, December 16, 2010, December 10, 2015, April 25, 2017, December 12, 2019 and November 13, 2020 authorized the issuance of the Notes and related matters.

NIB has applied to list the Notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange pursuant to the Luxembourg Prospectus Act. Copies of the 2004 Agreement and all reports prepared and filed are available at the office of BNP Paribas Securities Services, Luxembourg Branch, the listing agent in Luxembourg.

So long as any of the Notes remain outstanding and listed on the Luxembourg Stock Exchange, copies (and English translations for documents not in English) of the following items will be available free of charge from NIB’s listing agent at its offices at 60 avenue J.F. Kennedy, L-1855 Luxembourg, Luxembourg:

•	all incorporated documents that are considered part of this pricing supplement;

•	the audited annual financial statements of NIB;

•	future annual financial reports of NIB; and

•	any related notes to these items.

During the same period, the Fiscal Agency Agreement will be available for inspection at the office of BNP Paribas Securities Services, Luxembourg Branch in Luxembourg. NIB will, until the repayment of the Notes, maintain a paying agent in Luxembourg, which initially will be BNP Paribas Securities Services, Luxembourg Branch. Payments on book-entry Notes that clear through Euroclear and Clearstream, Luxembourg may be effected through the Luxembourg paying agent. BNP Paribas Securities Services, Luxembourg Branch will also serve as transfer agent in Luxembourg.

If any payment on a Note presented for payment in Luxembourg is due on a day on which banking institutions are authorized or required by law or regulations to be closed in Luxembourg, such payment will be made on the next Luxembourg Business Day (a day, other than Saturday or Sunday, which is not a day on which banking institutions are authorized or required by law or regulations to be closed in Luxembourg). This payment will be treated as if it were made on the due date, and no additional interest will accrue as a result of this delay.

Notices to holders of the Notes will be made by first class mail, postage prepaid, to the registered holders. Notices concerning the Notes will also be made by publication in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or by publication on the Luxembourg Stock Exchange’s website (www.bourse.lu). In particular, notices relating to any redemption permitted under the terms of the Notes and relating to interest rates will be notified to the Luxembourg paying agent and the Luxembourg Stock Exchange. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of first publication.

NIB is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issuance of the Notes nor, so far as NIB is aware, is any such litigation or arbitration pending or threatened. Except as disclosed in this pricing supplement, the prospectus supplement and the prospectus and the documents considered part of them, there has been no material adverse change in the financial position or prospects of NIB since December 31, 2019.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes, please see “United States Taxation” on page 11 of the accompanying prospectus.

The discussion under “United States Taxation—U.S. Holders—Book/Tax Conformity” in the accompanying prospectus is deleted, and the following paragraph shall amend and supersede the fourth paragraph under “United States Taxation” in the prospectus:

This summary does not discuss all of the tax considerations that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax and the Medicare tax on net investment income or consequences arising under special timing rules prescribed under section 451(b) of the U.S. Internal Revenue Code). You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-250159

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 18, 2020)

Nordic Investment Bank

U.S. $20,000,000,000

Medium-Term Notes, Series D

Due Nine Months or More from Date of Issue

The following terms may apply to the notes, which Nordic Investment Bank may sell from time to time. Nordic Investment Bank may vary these terms and will provide the final terms for each offering of notes in a pricing supplement. We refer to both term sheets and pricing supplements in this prospectus supplement as “pricing supplements.”

•	Fixed or floating interest rate. The floating interest rate formula may be based on:

•	Commercial Paper Rate, LIBOR, Treasury Rate, Federal Funds Rate or

•	Any other rate specified in the relevant pricing supplement

•	May be issued as indexed notes or discount notes

•	May be subject to redemption at the option of Nordic Investment Bank or repayment at the option of the holder

•	Certificated or book-entry form

•	Registered form

•	In the case of dollar-denominated notes, issued in denominations of $1,000 and integral multiples of $1,000, unless otherwise indicated in the applicable pricing supplement

•	Will not be listed on any securities exchange, unless otherwise indicated in the applicable pricing supplement

•	May be sold with or without warrants to exchange the notes into other debt securities

See “Risk Factors” beginning on page S-7 to read about certain risks which you should consider before investing in the notes, particularly those associated with foreign currency notes and indexed notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citigroup	Goldman Sachs & Co. LLC

This prospectus supplement is dated December 18, 2020.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

Nordic Investment Bank, or NIB, is an international financial institution established by the Agreement Regarding the Establishment of Nordiska Investeringsbanken, or the Establishment Agreement, an international agreement signed on December 4, 1975, by Denmark, Finland, Iceland, Norway and Sweden, referred to as the Nordic Countries. On October 23, 1998, the Nordic Countries entered into a novation of the Establishment Agreement, referred to as the 1998 Agreement. The 1998 Agreement came into effect on July 18, 1999, and the Establishment Agreement ceased to be effective on that date.

On February 11, 2004, a new Agreement on the Nordic Investment Bank was concluded among Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden (the “Member Countries”), referred to as the 2004 Agreement, and came into effect on January 1, 2005. The 2004 Agreement was further supplemented by an amendment agreement between the Member Countries, dated February 28, 2020, which came into force on July 29, 2020, referred to as the 2020 Agreement. The 2004 Agreement, as supplemented by the 2020 Agreement, and the Statutes of NIB as supplemented, are the governing provisions of NIB.

This prospectus supplement supplements the accompanying prospectus dated December 18, 2020 relating to NIB’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. NIB has not authorized anyone else to provide you with different information. NIB and the agents are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

NIB will provide the terms and conditions of a particular issue of notes, and may provide additional information, in a pricing supplement for that issue. Pricing supplements for particular issues of notes may take the form of term sheets. Whenever used in this prospectus supplement, “pricing supplement” includes these term sheets. If the information in a pricing supplement differs from that in this prospectus supplement or the accompanying prospectus, you should rely on the information in that pricing supplement.

NIB accepts responsibility for the information contained in the prospectus, the prospectus supplement and each pricing supplement. NIB has taken all reasonable care to ensure that the information contained in the prospectus, the prospectus supplement and each pricing supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.

NIB is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. NIB confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts, the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

The statement made in the preceding sentence is not intended to be a disclaimer or limitation of liability under the U.S. federal securities laws.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and in the prospectus. It does not contain all the information that you should consider before investing in the notes. You should carefully read the pricing supplement relating to the terms and conditions of a particular issue of notes along with this entire prospectus supplement and the accompanying prospectus.

Issuer:	Nordic Investment Bank.

Agents:	Citigroup Global Markets Limited, Citigroup Global Markets Europe AG and Goldman Sachs & Co. LLC

Fiscal Agent:	Citibank, N.A.

Paying Agent:	Citibank, N.A.

Exchange Rate Agent:	Citibank, N.A.

Calculation Agent:	Citibank, N.A.

Specified Currencies:	Including, but not limited to, Australian dollars, Canadian dollars, Danish kroner, euro, Hong Kong dollars, Japanese yen, New Zealand dollars, Pounds Sterling, Swedish kronor, Swiss francs and U.S. dollars or any other currency specified in the applicable pricing supplement.

Amount:	Up to a principal amount, or initial offering price in the case of indexed notes and discount notes, in aggregate for all indebtedness of NIB in Series D outstanding at any one time of $20,000,000,000 or its equivalent in other currencies or currency units, of which only the total dollar amount registered with the SEC (or the equivalent in other currencies or currency units) may be offered and sold in connection with offers and sales in the United States.

Issue Price:	The notes may be issued at par, or at a premium over, or discount to, par and either on a fully paid or partly paid basis.

Maturities:	The notes will mature at least nine months from their date of issue.

Fixed Rate Notes:	Fixed rate notes will bear interest at a fixed rate.

Floating Rate Notes:	Floating rate notes will bear interest at a rate determined periodically by reference to one or more interest rate bases plus a spread or multiplied by a spread multiplier.

Indexed Notes:	Payments on indexed notes will be calculated by reference to a specific measure or index, as specified in the applicable pricing supplement.

Discount Notes:	Discount notes are notes that are offered or sold at a price less than their principal amount and called discount notes in the applicable pricing supplement. They may or may not bear interest.

Redemption and Repayment:	If the notes are redeemable at the option of NIB or repayable at the option of the holder before maturity, the pricing supplement will specify:

• the initial redemption date on or after which NIB may redeem the notes or the repayment date or dates on which the holders may elect repayment of the notes;

• the redemption or repayment price; and

• the required prior notice to the holders or NIB.

Status:	The notes will constitute direct, unconditional and unsecured indebtedness of NIB and will rank equal in right of payment among themselves and with all existing and future unsecured and unsubordinated indebtedness of NIB.

Taxes:	NIB will make all payments on the notes without gross-up for any present or future taxes, duties, assessments or governmental charges whatsoever.

Further Issues:	NIB may from time to time, without the consent of existing holders, create and issue notes having the same terms and conditions as any other outstanding notes offered pursuant to a pricing supplement in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon; provided that any such additional notes shall be issued under a separate CUSIP or ISIN number unless such additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes. Additional notes issued in this manner will be consolidated with, and will form a single series with, any such other outstanding notes.

Listing:	Application has not been made to list the notes on an exchange. Any particular issue of notes may be listed on the Luxembourg Stock Exchange or elsewhere, as provided in the applicable pricing supplement. NIB is under no obligation to list any issued notes and may in fact not do so.

Stabilization:	In connection with the issue and distribution of any tranche of notes made under this program, a stabilizing manager disclosed in the applicable pricing supplement or any person acting for the stabilizing manager may over-allot or effect transactions with a view to supporting the market price of the notes of such tranche or the series of which such tranche forms a part issued under this program at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager or any agent of the stabilizing manager will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant tranche of notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant tranche of notes and 60 days after the date of the allotment of the relevant tranche of notes. Such stabilizing or over-allotment shall be in compliance with all applicable laws, regulations and rules.

Governing Law:	The notes will be governed by, and construed in accordance with, New York law, except for authorization and execution of the notes by NIB and any other matters required to be governed by the 2004 Agreement, as supplemented by the 2020 Agreement, and the Statutes of NIB, as amended.

Purchase Currency:	You must pay for notes by wire transfer in the specified currency. You may ask an agent to arrange for, at its discretion, the conversion of U.S. dollars or another currency into the specified currency to enable you to pay for the notes. You must make this request on or before the fifth Business Day preceding the issue date, or by a later date if the agent allows. The agent will set the terms for each conversion and you will be responsible for all currency exchange costs.

Warrants:	If NIB issues warrants, it will describe the specific terms relating to the warrants in the applicable pricing supplement.

Certain Risk Factors:	For information about risks associated with investments in the notes, especially foreign currency notes and indexed notes, see “Risk Factors” beginning on page S-7.

RISK FACTORS

Your investment in the notes entails risks. This section describes certain risks associated with investing in the notes and, in particular, foreign currency notes and indexed notes. The applicable pricing supplement may describe additional risks. Such notes are not an appropriate investment for persons who are unsophisticated with respect to foreign currency transactions or the type of index or formula used to determine amounts payable on the notes. You should consult your financial and legal advisors about the risks of investing in the notes and the suitability of your investment in light of your particular situation. NIB disclaims any responsibility for advising you on these matters.

General Risks

NIB’s credit ratings may not reflect all risks of an investment in the notes.

The credit ratings of NIB’s medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or the trading value of, the notes. In addition, real or anticipated changes in NIB’s credit ratings will generally affect any trading market for, or trading value of, the notes.

Any decline in NIB’s credit ratings may affect the market value of your notes.

NIB’s credit ratings are an assessment of its ability to pay its obligations, including those on the offered notes. Consequently, actual or anticipated declines in NIB’s credit ratings may affect the market value of your notes.

Early redemption may adversely affect your return on the notes.

If the notes are redeemable at NIB’s option, NIB may choose to redeem the notes at times when prevailing interest rates are relatively low. In addition, if the notes are subject to mandatory redemption, NIB may be required to redeem the notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to re-invest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed. The existence of redemption features may also affect the market value of your notes.

There may not be any trading market for the notes; many factors affect the trading market and value of the notes.

NIB cannot assure you a trading market for the notes will ever develop or be maintained. Unless the applicable pricing supplement states otherwise, your notes will not be listed on any securities exchange or be included in any interdealer market quotation system. As a result, there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and NIB expects the transaction costs in any secondary market will be high. As a result, the differences between bid and ask prices for your notes in any secondary market could be substantial. In the case of indexed notes, many other factors, in addition to our own creditworthiness, may affect the trading market value of, and trading market for, the notes. See “—Risks Associated with Indexed Notes.”

Notes issued under NIB’s Environmental Bond program are not “asset-backed” securities.

The proceeds from notes issued as part of NIB’s Environmental Bond (“NEB”) program are directed primarily to the funding of selected loans to finance projects in NIB’s Member Countries or in EU countries that are considered to enhance the environment. Payment of principal of and interest on such notes is made solely on the credit standing of NIB as a single institution and is not directly linked to the performance of environmental lending projects. Accordingly, such notes neither constitute “asset-backed” securities, nor are they otherwise credit-linked to any of NIB’s environmental lending projects, and you should not look to any assets or pool of assets as providing enhanced credit support in respect of such notes.

Risks Relating to the Geopolitical Environment

Significant risks exist that could negatively affect the results of operations and financial condition in some of our businesses as well as our strategic plans, including geopolitical risks and risks posed by the COVID-19 pandemic and future pandemics that may arise.

The COVID-19 outbreak and its rapid development has had a significant impact on the financial markets and the global economy. While NIB’s financial position remains stable and in line with NIB’s annual budget, the pandemic continues to place significand demands on NIB.

As a response to the pandemic outbreak, NIB’s Board have authorized NIB to provide support to its Member Countries directly by extending loans to the Baltic States as well as to environmentally sustainable businesses that have been affected by the coronavirus outbreak.

Disbursements in the first half of 2020 were higher than anticipated and at historically high levels due to NIB’s response to COVID-19. Therefore, disbursements for the 2020 financial year are likely to end up well above the pre-crisis level and original expectations. Continuation of COVID-19 pandemic and potential slowdown in the economy might negatively affect NIB’s disbursement volumes in the following years.

In response to the rapid deterioration of the global operating environment due to the COVID-19 pandemic, NIB has and will continue to adjust to different macro-economic scenarios, including how such scenarios could impact expected credit loss provisions. It is likely that there will be some deterioration in the credit quality of the loan portfolio however, no significant changes have been observed to date.

Foreign Currency Risks

Notes denominated in, or indexed to, a currency other than the currency of your home country are not an appropriate investment for you if you do not have experience with foreign currency transactions.

If NIB offers a note denominated in, or indexed to, a currency other than U.S. dollars, the applicable pricing supplement will contain information about the currency, including historical exchange rates and any exchange controls affecting the currency. NIB will provide this information for your convenience only. Future fluctuations in exchange rates or exchange controls may be very different from past trends, and NIB will not advise you of any changes after the date of the applicable pricing supplement. In addition, if you reside outside the United States, special considerations may apply to your investment in the notes. You should consult financial and legal advisors in your home country to discuss matters that may affect your purchase or holding of, or receipt of payments on, the notes.

Fluctuations in currency exchange rates and the imposition of exchange controls could reduce the effective yield of the notes and result in a loss to you.

An investment in a note denominated in, or indexed to, a currency other than that of your home country (a “foreign currency note”) entails significant risks that are not associated with an investment in a non-indexed note denominated in the currency of your home country (“home country currency”).

Rates of exchange between your home country currency and the specified currency (or, in the case of a currency indexed note, the rate of exchange between the specified currency and the indexed currency or currencies or between two or more indexed currencies for such note) may fluctuate significantly, resulting in a reduced yield or loss to you on the notes. Significant changes in the rate of exchange between your home country currency and the specified currency for a foreign currency note (or, in the case of a currency indexed note, the rate of exchange between the specified currency and the indexed currency or currencies or between two or more indexed currencies for such note) during the term of any foreign currency note or currency indexed note may significantly reduce the equivalent value in your home country currency of any interest payable in respect of such note and, consequently, equivalent rate of return (expressed in your home country currency) on the equivalent amount in your home country currency you paid to purchase such note. Moreover, if at maturity the specified currency for such note has depreciated against your home country currency (or, in the case of a currency indexed note, if significant changes have occurred in the rate of exchange between the specified currency and the indexed currency or currencies or between two or more indexed currencies for such note), the equivalent value in your home country currency of the principal amount payable in respect of such note may be significantly less than the equivalent amount in your home country currency you paid to purchase such note.

In certain circumstances such changes could result in a net loss to you in so far as the value of the note is measured in terms of your home currency. If any currency indexed note is indexed to an indexed currency on a greater than one to one basis, the note will be leveraged and the percentage of the potential loss (or gain) to the investor as a result of the changes in exchange rates between currencies discussed above may be greater than the actual percentage of the change in the rate of exchange between your home country currency and the currency or currencies in which the note is denominated or to which it is indexed.

Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Sovereign governments may use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the rate of exchange of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate by devaluation or revaluation of a currency. A special risk to you in purchasing notes denominated in a foreign currency is that their yield could be affected by these types of governmental actions.

While the pricing supplement relating to any foreign currency notes or currency indexed notes may contain information concerning historical exchange rates for the relevant specified currency or indexed currency against the U.S. dollar or between indexed currencies, they are not necessarily indicative of future changes in rates. In recent years, rates of exchange between certain currencies have been highly volatile, and you should expect this volatility to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, do not necessarily indicate future fluctuations.

Exchange controls could affect exchange rates and prevent NIB from paying you in the specified currency.

Governments have imposed exchange controls in the past and may do so in the future. There is a possibility that your government or foreign governments will impose or modify foreign exchange controls while you are a holder of foreign currency notes. Exchange controls could cause exchange rates to fluctuate, resulting in a reduced yield or loss to you on the notes. Exchange controls could also limit the availability of a specified currency for making payments on a note. In the event that a specified currency is unavailable, NIB will make payments to you as described under “Description of the Notes—Payment of Principal and Interest—Payment Currency—Unavailability of Payment Currency.”

If you file a lawsuit in the United States against NIB, the court may not render a judgment in any currency other than U.S. dollars.

New York law will apply to the notes, except with respect to the authorization of the notes and their execution by NIB and any other matters required to be governed by the 2004 Agreement, as supplemented by the 2020 Agreement, and the Statutes of NIB, as amended. Courts in the United States customarily have not rendered judgments in any currency other than U.S. dollars. However, New York law provides that in a lawsuit based on an obligation owed in a currency other than U.S. dollars, a court will render a judgment first in the currency of the obligation and then will convert this amount into U.S. dollars at the exchange rate on the date of the judgment. Fluctuations in exchange rates may cause this amount to be different than the amount NIB would have paid you under its original obligations. It is possible that New York law would not be applied (a) in any action based on an obligation denominated in a currency unit or (b) by a federal court sitting in the State of New York.

Risks Associated with Indexed Notes

An investment in indexed notes may be significantly more risky than an investment in conventional debt securities with fixed principal amounts because the payments on indexed notes may vary widely.

An investment in notes that are indexed or otherwise linked, as to principal, premium, if any, and/or interest, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, commodity indices or baskets, securities or securities indices or baskets, interest rates or other indices, assets or measures, either directly or inversely, entails significant risks that are not associated with investments in a conventional fixed rate or floating rate debt security.

These risks include the possibility that an index or indices may be subject to significant changes, that the resulting return will be less than the interest payable on a conventional fixed or floating rate debt security issued by NIB at the same time, that the repayment of principal and/or premium, if any, can occur at times other than that expected by the investor, and that you, as the investor, could lose all or a substantial portion of principal and/or premium, if any, payable on the maturity date. These risks depend on a number of interrelated factors, including economic, financial and political events beyond NIB’s control.

Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to such notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices will be magnified. In recent years, values of certain indices have been highly volatile; such volatility in the past is not necessarily indicative, however, of fluctuations that may occur in the future.

The secondary market, if any, for indexed notes and their market value will be affected by a number of factors independent of our creditworthiness and the value of the applicable indices, baskets or assets underlying the notes, including:

•	the complexity and volatility of the index or indices;

•	the method of calculating the principal, premium, if any, and/or interest in respect of indexed notes, the time remaining to the maturity of such notes and the outstanding amount of such notes;

•	any redemption features of such notes;

•	the amount of other debt securities linked to such index or indices;

•	history of and historical performance of the index;

•	market acceptance of the index especially in the case of any possible successor to LIBOR; and

•	the level, direction and volatility of interest rates generally.

In addition, certain notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such notes readily or at prices that will enable them to realize their anticipated yield. You should not purchase such notes unless you understand and are able to bear the risks that such notes may not be readily saleable, that the value of such notes will fluctuate over time and that such fluctuations may be significant.

While the pricing supplement relating to any note indexed to a currency, commodity, security, commodity index or basket, or securities index or basket may contain information concerning the historical exchange rates or prices of the currency, commodity or security or the historical levels of the commodity or securities index underlying such note, you cannot predict the future performance of a currency, commodity, stock or index based on its historical performance.

Trading and other transactions by an agent may impair the value of your notes or otherwise lead to conflicts of interest with you.

Certain activities conducted from time to time by the agent placing or underwriting an indexed note or one of its affiliates may conflict with your interests as a holder of an indexed note. Agents or their affiliates engage in trading activities for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. This trading may cover instruments linked to the index or basket whose performance determines the amounts a holder will receive on an indexed note or the securities, commodities, currencies or other assets whose value determines that amount or which underlie the applicable basket or index (or derivative instruments related thereto). Any of these activities could adversely affect the market value of an indexed note and the amount NIB will pay upon the maturity of that note.

NIB may also issue, and one or more of the agents and their affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index whose performance determines the amount a holder will receive on an indexed note or in the value of the securities, commodities, currencies or other assets whose value determines that amount or which underlie the applicable index or basket. By introducing competing products into the marketplace in this manner, NIB or one or more of the agents and their affiliates could adversely affect the market value of your notes and the amount NIB will pay on your notes at maturity.

NIB may elect to hedge its obligations under indexed notes with the agent that placed or underwrote the notes, or one of its affiliates, as the hedge counterparty. That hedge counterparty may, in turn, hedge its obligations by purchasing some or all of the securities, commodities, currencies or other assets underlying the notes, options or futures on the applicable indices or the assets underlying the applicable indices or baskets or other instruments linked to these indices or assets. It may also adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and unwind the hedge by selling any of the foregoing, perhaps on or before the determination date. NIB’s hedging counterparty may also enter into, adjust and unwind hedging transactions relating to other indexed notes whose returns are linked to the applicable index, basket or asset. Any of these hedging activities may adversely affect the level of these indices, baskets or assets and, therefore, the market value of your notes and the amount payable on your notes at maturity. It is possible that NIB’s hedging counterparty could receive substantial returns with respect to these hedging activities while the value of your notes may decline.

The calculation agent will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.

The calculation agent for your notes will have discretion in making various determinations that affect your notes, including the final index level or asset value, the redemption amount payable on any early redemption or any acceleration, various interest rate determinations, if applicable, and the existence and effect of any market disruption events. NIB will use these determinations to calculate how much cash it must pay at maturity or upon any early redemption. An affiliate of the agent that placed or underwrote the notes may serve as calculation agent. The exercise of this discretion by that agent could adversely affect the value of your notes and may present it with a conflict of interest of the kind described above under “—Trading and other transactions by an agent may impair the value of your notes or otherwise lead to conflicts of interest with you.”

The notes may not bear periodic interest.

Under many indexed notes, you will not receive any periodic interest payments or will receive interest payments that do not reflect prevailing market rates. In these cases, even if the amount payable on your notes on the maturity date exceeds the principal amount of your notes, the over-all return you earn on your notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

The formula for determining the redemption amount does not take into account all developments in the applicable index or asset.

Unless otherwise provided in a pricing supplement, changes in the levels of an index or basket, or the price of an asset, underlying an indexed note during the term of the notes before the determination date will not be reflected in the calculation of the redemption amount payable, if any, at maturity. The calculation agent will calculate the redemption amount by comparing only the levels or prices on the pricing date and on the “determination date” or “averaging dates” provided in the applicable pricing supplement, which usually fall shortly before maturity. No other levels or prices will be taken into account. As a result, you may lose part or all of your investment even if the relevant level or price has risen at certain times during the term of the notes before falling below the initial level or price on the determination date.

The index level will affect the market value of index-linked notes, but the market value of your notes may not change in the same manner as the level of the index.

Your notes may trade quite differently from the performance of an index. For the reasons described under “—The formula for determining the redemption amount does not take into account all developments in the applicable index or asset” and other market-related reasons, such as those described below, changes in the level of the index may not result in comparable changes in the market value of your notes. If you sell notes prior to maturity, you may receive substantially less than the amount that would be payable if the redemption amount were calculated as if your date of sale were the maturity date because of an expectation that the index level will continue to fluctuate, or exhibit volatility, until the final index level is determined. If you sell your notes at a time when the level of the index has generally trended below, or not sufficiently above, the initial index level, you may receive less than the face amount of your notes. Thus, the notes may not be suitable as a short-term investment.

The policies of the index sponsors and changes that affect the indices or the underlying securities or commodities could affect the amount payable on your notes and their market value.

The policies of an index sponsor concerning the calculation of the level of the relevant index, additions, deletions or substitutions of index securities or commodities (including as the result of failing to satisfy eligibility criteria) and the manner in which changes affecting index securities or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index, could affect the index level and, therefore, the amount payable on your notes at maturity and their market value prior to that date. The amount payable on your notes and their market value could also be affected if an index sponsor changes these policies, for example by changing the manner in which it calculates the index level or the methodology for including securities or commodities in the index, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if an index level is not available because of a market disruption event or for any other reason, the calculation agent for your notes may determine the final index level for an index on the determination date and, ultimately, the amount payable at maturity, in a manner it considers appropriate, in its sole discretion. NIB may further describe the discretion that the calculation agent will have in determining the level of an index on the determination date and the amount payable on your notes in the applicable pricing supplement.

The determination date and the maturity date may be delayed due to a market disruption event.

The terms of indexed notes often provide for circumstances referred to as “market disruption events” which, if they occur, delay the determination of the final index or basket level or asset price and, as a result, the calculation of the redemption amount of the notes. These are events that prevent or may distort such determination. In the case of commodity linked notes, these events usually include (a) the termination or suspension of, or material limitation in the trading of, any commodity futures contract included in the applicable index or basket or otherwise underlying the notes, (b) the settlement price of any such contract reflecting a maximum permitted price change from the previous day’s settlement price under the rules of the applicable trading facility (sometimes referred to as a “limit price”) and (c) the failure by the relevant trading facility to publish an official settlement price for any such contract. In the case of equity linked notes, they usually include a suspension, absence or material limitation of trading for a specified period of time in a minimum percentage, by weight, of the stocks included in an index or basket, or of options or futures contracts relating to those stocks, or in options or futures contracts relating to the applicable index.

If the calculation agent determines that a market disruption event has occurred or is continuing on the determination date, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing, but in no event will the postponement last for more than a period specified in the applicable pricing supplement, usually five Business Days. In this event, the maturity of your notes may be postponed and you may not receive the cash payment that NIB is obligated to deliver at maturity until some days after the originally scheduled due date.

Moreover, if the closing level of an index or the price of an asset on its customary trading market, is not available on the determination date, as so postponed, because of a continuing market disruption event or for any other reason, the calculation agent will determine the final level or price of the relevant index or asset based on its assessment, made in its sole discretion, of the level of the index or fair market value of the relevant asset at that time. The cash payment you receive at maturity may be subject to the judgment of the calculation agent and may therefore not reflect the closing level of the relevant index on the determination date (since, for example, an index sponsor may continue to calculate and publish a level for the index notwithstanding the existence of a market disruption event).

U.S. tax treatment of indexed notes and other notes providing for contingent payments may be uncertain or unfavorable.

We may issue indexed notes or other complex securities the U.S. tax treatment of which is uncertain or unfavorable. For example, special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant-yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation and may require adjustments to these accruals when any contingent payments are made. In addition, any gain recognized upon the sale or other taxable disposition of a contingent debt obligation generally will be treated as ordinary income instead of capital gain. Even if the notes are not contingent debt obligations, however, it is possible that their tax treatment could be uncertain or unfavorable for you. We will provide a detailed description of the tax considerations relevant to U.S. holders of any indexed notes or other complex securities in the pricing supplement. You should in each case carefully review the relevant description and consult your own tax advisers regarding the tax consequences of an investment in the notes in light of your particular circumstances.

Additional Risks Related to Equity Linked Notes

Your return on your notes will not reflect the return on the underlying stocks.

Unless otherwise set forth in the applicable pricing supplement, the sponsor of an equity index will calculate the level of the index by reference to the prices of the common stocks included in the index without taking account independently of the value of dividends paid on those stocks. The return on equity linked notes will not reflect the return you would realize if you actually owned the stocks included in the index or to which your notes are otherwise linked and received the dividends paid on those stocks.

You have no shareholder rights or rights to receive any stock.

Investing in equity linked notes will not make you a holder of any of the stocks underlying the index or basket to which the notes are linked. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any stock. Your notes will be paid in cash, and you will have no rights to receive delivery of any stock, unless otherwise provided in the applicable pricing supplement.

There may be conflicts of interest between you and the applicable agent.

The agent underwriting or placing notes linked to a stock or stock basket or index and its affiliates may, at the time of or subsequent to the issuance of the notes, engage in business with the issuers of the underlying stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligation of the agent or an affiliate to those companies and your interests as a beneficial owner of notes. Moreover, the agent or an affiliate may have published, and may continue to publish, research reports with respect to some or all of the issuers of the stocks and with respect to the applicable index itself. Any of these activities may affect the level of the stock index or basket and, therefore, the market value of your notes and the amount NIB will pay on your notes at maturity.

NIB will have no affiliation with the sponsor of any index underlying notes or the issuer of any stock underlying an index and is not responsible for any disclosure by these issuers.

NIB will not be affiliated with the issuer of any stock underlying an index or basket applicable to an indexed note or with the sponsors of any such index. NIB assumes no responsibility for the adequacy or accuracy of any publicly available information about any index or issuer. You, as an investor in your notes, should make your own investigation into the applicable index and the issuers.

Neither the index sponsor or any of the issuers will be involved in any way in an offering of notes linked to a stock index (unless otherwise specified in the applicable pricing supplement) or have any obligation to take your interests into consideration for any reasons, including in taking any corporate actions that might affect the value of your notes.

Additional Risks Related to Commodity Linked Notes

Prices of commodity futures contracts may change unpredictably, affecting the value of your notes in unforeseeable ways.

When NIB issues notes linked to a specific commodity or to a commodity index or basket, the relevant physical commodities will probably be represented by contracts for the future delivery of those commodities. Prices of commodities and commodity futures contracts are affected by a variety of factors, including weather, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of an applicable index or basket and the value of your notes in varying ways, and different factors may cause the value of different commodities included in the index or basket, and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

Suspensions or disruptions of market trading in commodities and related futures may adversely affect the value of your notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single Business Day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the index or basket underlying your notes and, therefore, the value of your notes.

As noted under “—Risks Associated with Indexed Notes—The determination date and the maturity date may be delayed due to a market disruption event,” if a market disruption event has affected one or more of the futures contracts included in an index, the value of that contract at the determination date will not be calculated until a settlement price can be determined. If a market disruption event lasts more than a certain period, usually five trading days, the calculation agent will then calculate the final index value and the redemption amount using its discretion. Nevertheless, regardless of the market disruption event, the index sponsor may continue to calculate and publish an index value. Therefore, if a market disruption occurs, the redemption amount may not reflect the actual published closing price of the index on the determination date.

The applicable index may include contracts that are not traded on regulated futures exchanges.

The commodity indices to which commodity linked notes are indexed are often based on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). Commodity indices may, however, also include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable United States or foreign statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in an applicable index may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher futures prices of commodities included in an index relative to their current prices may decrease the redemption amount.

A commodity index typically comprises futures contracts on physical commodities, which normally specify a certain date for delivery of the underlying commodity. As the contracts that underlie the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in October. This is accomplished by selling the July contract and purchasing the October contract. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months that in the nearer delivery months, a “roll yield” is created thereby. While many of the contracts typically included in an index have historically experienced constant periods of backwardation, backwardation will most likely not exist at all times. Moreover, some commodities futures contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodities futures contract could result in negative “roll yields,” which could adversely affect the value of the index and, accordingly, decrease the redemption amount.

Risks Relating to Jurisdiction and Enforcement of Judgments

Sovereign immunity may apply to NIB and its submission to jurisdiction may not include actions brought under U.S. federal securities laws or any states securities laws.

NIB has appointed the Consulate General of Sweden as its authorized agent for service of process in any action based on the securities brought against NIB in any state or federal court in The City of New York. NIB will waive any immunity from the jurisdiction of these courts to which it might be entitled in any action based on these securities, but the waiver will not extend to actions brought under U.S. federal securities laws.

Nevertheless, NIB may still plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, or the Immunities Act, in actions brought against it under U.S. federal securities laws or any state securities laws, and its submission to jurisdiction, appointment of the Consulate General of Sweden as its agent for service of process and waiver of immunity from jurisdiction do not include these actions. Without NIB’s waiver of immunity regarding these actions, you will not be able to obtain a judgment in a U.S. court against NIB unless the court determines that NIB is not entitled to sovereign immunity under the Immunities Act. In addition, under the 2004 Agreement, as supplemented by the 2020 Agreement, and the Statutes of NIB, as amended, (i) the property and assets of NIB, wherever located and by whomsoever held, shall be immune from execution of judgment or decree by judicial or administrative authority before such judgment or decree is final; (ii) the property and assets of NIB, wherever located and by whomsoever held, shall be immune from search, requisition, confiscation and expropriation by executive or legislative action; (iii) NIB, its property and assets shall be immune from procedural measures of constraints such as seizure; and (iv) the premises and archives of NIB and all documents belonging to it or held by it shall be inviolable. The effect of these provisions of the 2004 Agreement, as supplemented by the 2020 Agreement, and the Statutes of NIB, as amended, may be to limit or eliminate your ability to obtain documents by judicial action in any proceeding or to enforce or create a judgment against NIB or any pre- or post-judgment remedies such as attachment or seizure.

DESCRIPTION OF THE NOTES

The following description supplements the information contained in “Description of the Securities” in the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement. Because the information provided in a pricing supplement may differ from that contained in this prospectus supplement, you should rely on the applicable pricing supplement for the final description of a particular issue of notes. The following description will apply to a particular issue of notes only to the extent that it is not inconsistent with the description provided in the applicable pricing supplement. Capitalized terms are defined in the Glossary at the end of this prospectus supplement.

NIB will issue the notes under the Fiscal Agency Agreement dated as of May 22, 2007, as amended by agreements dated October 2, 2009, December 17, 2010 and January 25, 2016, between NIB and Citibank, N.A., as fiscal agent. We refer to this agreement, as so amended, as the Fiscal Agency Agreement. The information contained in this section and in the prospectus summarizes some of the terms of the notes and the Fiscal Agency Agreement. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the Fiscal Agency Agreement and the forms of the notes before making your investment decision. NIB has filed copies of these documents with the Securities and Exchange Commission, or the SEC, and has filed or will file copies of these documents at the offices of the fiscal agent and the paying agents.

General Terms of the Notes

The notes:

•

are limited to an aggregate principal amount, or aggregate initial offering price in the case of indexed notes and discount notes, for all indebtedness of NIB in Series D outstanding at any one time of $20,000,000,000 or its equivalent in other currencies or currency units. In order to calculate this limitation, the exchange rate agent will determine the U.S. dollar equivalent of notes denominated in another currency by referring to the noon buying rate for cable transfers in the relevant currency in The City of New York, as certified for customs purposes by the Federal Reserve Bank of New York on the issue date of those notes or, if that rate is not available, by referring to another published source selected by NIB. Notes registered with the SEC and sold in the United States are limited to the principal amount of securities registered under NIB’s shelf registration statements described in the prospectus;

•	will constitute a single series of debt securities, Series D, under the Fiscal Agency Agreement;

•	will be denominated in U.S. dollars or another currency specified in the applicable pricing supplement;

•	will mature at least nine months from their date of issue;

•	may be offered and sold in any jurisdiction where it is lawful to do so;

•	may or may not be registered with the SEC;

•	may bear interest at a fixed rate or a floating rate;

•	in the case of registered dollar-denominated notes, will be issued in denominations of $1,000 and integral multiples of $1,000, unless otherwise provided in the pricing supplement;

•	may or may not be subject to repayment at the option of the holder; and

•	will not be entitled to the benefit of any sinking fund unless the applicable pricing supplement states otherwise.

NIB expects to issue the notes in book-entry form, represented by one or more global master notes. Alternatively, NIB may issue notes either in book entry form represented by one or more separate global notes or in certificated form. Except as described under the heading “—Form of the Notes—Book-Entry Notes” below, NIB will not issue book-entry notes in exchange for certificated notes. You may present certificated notes for registration of transfer or exchange at the office of the fiscal agent in The City of New York according to the procedures in the Fiscal Agency Agreement, or at such other office or agency of the trustee as we may designate for such purpose in the Borough of Manhattan, The City of New York.

The pricing supplement relating to each issuance of notes will specify additional terms and describe in more detail the terms of the notes that NIB is issuing, including:

•	the principal or face amount of such note;

•

the currency specified for the note (and, if such specified currency is other than U.S. dollars, certain other terms relating to the note and the specified currency, including the authorized denominations of the note);

•	the price (expressed as a percentage of the aggregate principal or face amount thereof) at which NIB will issue the note;

•	the date on which NIB will issue the note;

•	the maturity date for the note;

•	if the note is a fixed rate note, the rate per annum at which the note will bear interest;

•

if the note is a floating rate note, the initial interest rate, the formula or formulas by which interest on the note will be calculated thereafter, the dates on which NIB will pay interest and any other terms relating to the particular method and times for calculating the interest rate for such note;

•

if the note is an indexed note, a description of the applicable index and the manner of determining the indexed principal amount and/or the indexed interest amount thereof (all as defined in the accompanying prospectus), together with other material information relevant to holders of such note;

•	if the note is a discount note, the total amount of original issue discount, the amount of original issue discount allocable to the initial accrual period and the yield to maturity of such note;

•

whether the note may or may not be redeemable by NIB before maturity. If the notes are redeemable, the pricing supplement will describe the terms that apply to the redemption, including, in the case of a discount note or an indexed note, the information necessary to determine the amount due upon redemption;

•	whether the note will be issued initially as a book-entry note or a certificated note; and

•	any other material terms of the note.

Discount Notes

Any of the notes NIB issues may be “discount notes.” A discount note is:

(A)

a note, including any note having an interest rate of zero, that has a stated redemption price at maturity that exceeds its issue price by at least 0.25% of its principal or face amount, multiplied by the number of full years from the issue date to the maturity date for such note; and

(B)	any other note that we designate as issued with original issue discount for United States federal income tax purposes.

Form of the Notes

The Depository Trust Company, or DTC, is under no obligation to perform or continue to perform the procedures described below, and it may modify or discontinue them at any time. Neither NIB nor the fiscal agent will be responsible for DTC’s performance of its obligations under its rules and procedures. Additionally, neither NIB nor the fiscal agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

NIB expects to issue the notes initially in the form of one or more master global notes in fully registered form, without coupons. The master global notes will initially be registered in the name of a nominee (Cede & Co.) of DTC, as depositary. Except as set forth below under “—Certificated Notes” below, the notes will not be issuable as certificated notes.

Registered Notes. Registered notes are payable to the order of and registered in the name of a particular person or entity. In the case of book-entry registered notes, the global security is registered in the name of a nominee of the applicable clearing system, and this nominee is considered the sole legal owner or holder of the notes for purposes of the Fiscal Agency Agreement.

NIB will generally issue notes initially intended to be sold wholly or partly in the United States as book-entry notes in registered form.

Book-Entry Notes. Book-entry notes with the same issue date and terms will be represented by one or more global securities (which may be a master note) deposited with, or on behalf of, DTC, and registered in the name of DTC or its nominee, Cede & Co. DTC acts as a depositary for, and holds the global securities on behalf of, certain financial institutions, called their participants. These participants, or other financial institutions acting through them, called indirect participants, will represent your beneficial interests in the global securities. They will record the ownership and transfer of your beneficial interests through computerized book-entry accounts, eliminating the need for physical movement of the notes. NIB generally deposits the global securities representing book-entry notes sold in the United States with Citibank, N.A., as custodian for DTC or its nominee. Book-entry notes will not be exchangeable for certificated notes and, except under the circumstances described below, will not otherwise be issued as certificated notes.

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of NIB and the fiscal agent run only to the registered owner of the global security, which will be the clearing system or its nominee. For example, once NIB and the fiscal agent make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing system will pass along any payments or notices it receives from NIB to its participants, which will pass along the payments or notices to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing system will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of NIB or the fiscal agent.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Notes”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Outside the United States, you may elect to hold interests in global securities through Clearstream Banking, société anonyme, referred to as Clearstream, Luxembourg, or Euroclear Bank, SA/NV, as operator of the Euroclear System, referred to as Euroclear, if you are a participant in such systems, or indirectly through organizations that are participants of such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ security accounts in the names of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the names of their respective depositaries, which NIB refers to as the U.S. depositaries, on the books of the DTC.

As long as the notes are represented by global securities (which may be master notes), we will pay principal of and interest on such notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream, Luxembourg or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date.

NIB has been advised by DTC, Clearstream, Luxembourg and Euroclear as follows:

•

As to DTC: DTC has advised NIB that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to

DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

•

As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised NIB that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Deutsche Börse AG.

Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of participants, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including U.S. dollars. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank SA/NV, the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

Distributions with respect to notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by or on behalf of Clearstream, Luxembourg.

As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include the underwriters for the notes. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg participant may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

•

As to Euroclear: Euroclear has advised NIB that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the notes. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear operator is a Belgian bank. The National Bank of Belgium and the Financial Services and Markets Authority supervise and regulate the Euroclear operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern (i) transfers of securities and cash within Euroclear; (ii) withdrawal of securities and cash from Euroclear; and (iii) receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants. Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

Certificated Notes. NIB will only issue securities in certificated form in exchange for book-entry securities represented by a global security if:

•

in the case of a global security deposited with or on behalf of DTC, DTC is unwilling or unable to continue as depositary or is ineligible to act as depositary, and NIB does not appoint a successor depositary within 90 days after DTC notifies NIB or NIB becomes aware of this situation; or

•	NIB elects not to have the securities of a series represented by a global security or securities.

In either of these cases, you will be entitled to have registered in your name, and have physically delivered to you, securities in certificated form equal to the amount of book-entry securities you own. If NIB issues certificated securities, they will have the same terms and authorized denominations as the global security.

You may transfer or exchange certificated securities by presenting them at the corporate trust office of the fiscal agent in The City of New York according to the procedures in the Fiscal Agency Agreement. When you surrender a certificated security for transfer or exchange, the fiscal agent will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. NIB, the fiscal agent and any other agent of NIB may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent. NIB and the fiscal agent may require you to sign an indemnity under which you agree to pay NIB, the fiscal agent and any other agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. NIB and the fiscal agent may also require you to present other documents or proof. After you deliver these documents, if neither NIB nor the fiscal agent has notice that a bona fide purchaser has acquired the security you are exchanging, NIB will execute, and the fiscal agent will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

Global Clearance and Settlement Procedures

You will be required to make your initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with applicable rules and operating procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear participants, on the other, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream, Luxembourg participants or Euroclear participants on such Business Day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream, Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the Business Day following settlement in DTC.

Although DTC, Clearstream, Luxembourg, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to continue to perform such procedures and such procedures may be discontinued at any time.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by or on behalf of Euroclear.

Paying Agents, Transfer Agents, Exchange Rate Agent and Calculation Agent

Until the notes are paid, NIB will maintain a paying agent and transfer agent in The City of New York. NIB has initially appointed Citibank, N.A. to serve as its paying agent and transfer agent.

NIB will appoint an exchange rate agent to determine the exchange rate for converting payments on notes denominated in a currency other than U.S. dollars into U.S. dollars, where applicable. NIB has initially appointed Citibank, N.A. to serve as its exchange rate agent. In addition, as long as any floating rate notes are outstanding, NIB will maintain a calculation agent for calculating the interest rate and interest payments, or indexed redemption amounts and/or indexed interest amounts on the notes. NIB has initially appointed Citibank, N.A. to serve as its calculation agent but may provide for a different calculation agent for an issue of notes in the applicable pricing supplement.

Payment of Principal and Interest

General

Interest on registered notes will be paid (a) to the persons in whose names the notes are registered at the close of business on the record date or (b) if interest is being paid at maturity, redemption or repayment, to the person to whom principal is payable. The record date for certificated notes is the date 15 calendar days before the applicable interest payment date, whether or not a Business Day. The record date for global notes is the date specified in the pricing supplement. If notes are issued between a record date and an interest payment date, NIB will pay the interest that accrues during this period on the next following interest payment date to the persons in whose names the notes are registered on the record date for that following interest payment date.

Book-Entry Notes

NIB will, through its paying agent, make payments of principal, premium, if any, and interest on book-entry notes by wire transfer to the clearing system or the clearing system’s nominee as the registered owner of the notes, which will receive the funds for distribution to the holders. NIB expects that the holders will be paid in accordance with the procedures of the clearing system and its participants. Neither NIB nor the paying agent will have any responsibility or liability for any of the records of, or payments made by, the clearing system or the clearing system’s nominee or common depositary.

Registered Certificated Notes

If NIB issues registered certificated notes, it will make payments of principal, premium, if any, and interest to you, as a holder, by wire transfer if:

•	you own at least $10,000,000 aggregate principal amount or its equivalent of notes; and

•

not less than 15 calendar days before the payment date, you notify the paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions.

If NIB does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the fiscal agent on the applicable record date.

Payment Currency

Notes Denominated in a Currency Other than U.S. Dollars

Beneficial owners of book-entry notes denominated in a currency other than U.S. dollars that are registered in the name of DTC or its nominee will receive all payments in U.S. dollars. However, as a beneficial owner of book-entry notes denominated in a currency other than U.S. dollars and registered in the name of a nominee of DTC, you may (if so provided for in the applicable pricing supplement and note) elect to receive all payments in the specified currency by delivering a written notice to the DTC direct participant through which you hold your interest not later than the record date, in the case of an interest payment date, or at least 15 calendar days before the maturity date or date of earlier redemption or repayment, in the case of a principal payment. You must provide wire transfer instructions to an account denominated in the specified currency. The direct participant must then notify DTC of this election and DTC will notify the paying agent. In order for your election to take effect, the paying agent must receive this notice from DTC not later than five New York Business Days after the record date, in the case of an interest payment date, or at least 10 calendar days before the maturity date or date of earlier redemption or repayment, in the case of a principal payment. This election will remain in effect until you revoke it by delivering a written notice to the DTC direct participant through which you hold your interest not later than 15 calendar days before the applicable payment date. The holder’s election may not be effective under certain circumstances as described above under “Risk Factors—Foreign Currency Risks—Exchange controls could affect exchange rates and prevent NIB from paying you in the specified currency.”

If the specified currency becomes unavailable for making payments, you cannot make this election and any election that you have already made will be revoked. In this case, you will receive payment in U.S. dollars until the specified currency is again available.

The exchange rate agent will exchange an applicable specified currency payment, other than amounts that beneficial owners have elected to receive in the specified currency, for U.S. dollars using the following exchange rate: the exchange rate agent’s bid quotation for the specified currency at approximately 11:00 a.m., New York City time, on the second Business Day preceding the payment date for the purchase of U.S. dollars with the specified currency for settlement on the payment date in an amount equal to the aggregate amount of specified currency payable to all holders receiving U.S. dollar payments on the payment date. The exchange rate agent will then pay this U.S. dollar amount to DTC or its nominee, as the registered holder of the notes. If the exchange rate agent’s bid quotation is not available, then NIB will make the payment in the specified currency outside of DTC.

If you do not elect to receive the specified currency, you will be responsible for all currency exchange costs, which will be deducted from your payments. All determinations that the exchange rate agent makes, after being confirmed by NIB, will be binding unless they are clearly wrong.

Unavailability of Payment Currency

If the notes are payable in a specified currency other than U.S. dollars, and the specified currency is not available for making payments due to the imposition of exchange controls or other circumstances beyond NIB’s control, then you will receive payment in U.S. dollars until the specified currency is again available. If notes denominated in a currency other than U.S. dollars are payable in U.S. dollars, and U.S. dollars are not available for making payments due to the imposition of exchange controls or other circumstances beyond NIB’s control, then you will receive payment in the specified currency until U.S. dollars are again available. The exchange rate agent will determine the appropriate exchange rate to be used for converting these payments. Payments made under these circumstances will not be an event of default under the notes and you will be responsible for all currency exchange costs.

If notes denominated in a specified currency are redenominated, then NIB will be obligated to pay you the equivalent amounts in the new currency.

Interest Rates

General

The interest rate on the notes will not be higher than the maximum rate permitted by New York law, currently 25% per year on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested. Interest payments on the notes will generally include interest accrued from and including the issue date or the last interest payment date to but excluding the following interest payment date or the date of maturity, redemption or repayment. Each of these periods is called an interest period.

The relevant pricing supplement will specify the day count fraction applicable to the calculation of payments due on the notes:

•	if “1/1” is specified, the relevant payment will be calculated on the basis of 1;

•

if “actual/365,” “act/365,” “A/365,” “actual/actual” or “act/act” is specified, the relevant payment will be calculated on the basis of the actual number of days in the period in respect of which payment is being made divided by 365 (or, if any portion of that calculation period falls in a leap year, the sum of (i) the actual number of days in that portion of the period falling in a leap year divided by 366 and (ii) the actual number of days in that portion of the calculation period falling in a non-leap year divided by 365);

•

if “actual/365 (fixed),” “act/365 (fixed),” “A/365 (fixed)” or “A/365F” is specified, the relevant payment will be calculated on the basis of the actual number of days in the calculation period in respect of which payment is being made divided by 365;

•

if “Actual/Actual (ICMA)” or “Act/Act (ICMA)” is specified, a fraction equal to “number of days accrued/number of days in year,” as such terms are used in Rule 251 of the statutes, bylaws, rules and recommendations of the International Capital Market Association (the “ICMA Rule Book”), calculated in accordance with Rule 251 of the ICMA Rule Book as applied to non U.S. dollar denominated straight and convertible bonds issued after December 31, 1998, as though the interest coupon on a bond were being calculated for a coupon period corresponding to the Calculation Period or Compounding Period in respect of which payment is being made;

•

if “actual/360,” “act/360” or “A/360” is specified, the relevant payment will be calculated on the basis of the actual number of days in the calculation period in respect of which payment is being made divided by 360;

•

if “30/360” is specified, the relevant payment will be calculated on the basis of the number of days in the calculation period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

day count fraction =	[360 x (Y2 – Y1)] + [30 x (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the calculation period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the calculation period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the calculation period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the calculation period falls;

“D1” is the first calendar day, expressed as a number, of the calculation period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the calculation period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30;

•

if “30E/360” or “Eurobond basis” is specified, the relevant payment will be calculated on the basis of the number of days in the calculation period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

day count fraction =	[360 x (Y2 – Y1)] + [30 x (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the calculation period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the calculation period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the calculation period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the calculation period falls;

“D1” is the first calendar day, expressed as a number, of the calculation period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the calculation period, unless such number would be 31, in which case D2 will be 30; and

•

if “30E/360 (ISDA)” is specified, the relevant payment will be calculated on the basis of the number of days in the calculation period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

day count fraction =	[360 x (Y2 – Y1)] + [30 x (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the calculation period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the calculation period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the calculation period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the calculation period falls;

“D1” is the first calendar day, expressed as a number, of the calculation period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the calculation period, unless (i) that day is the last day of February but not the maturity date or (ii) such number would be 31, in which case D2 will be 30, provided, however, that in each such case the number of days in the calculation period is calculated from and including the first day of the calculation period to but excluding the last day of the calculation period; or

•	the relevant payment will be calculated on such other basis as may be specified in the relevant pricing supplement.

The relevant pricing supplement will also specify the relevant Business Day convention applicable to the calculation of payments due on the notes. The term “Business Day convention” means the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. The following terms, when used in conjunction with the term “Business Day convention” and a date, shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that:

•	if “following” is specified, that date will be the first following day that is a Business Day;

•

if “modified following” or “modified” is specified, that date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day; and

•	if “preceding” is specified, that date will be the first preceding day that is a Business Day.

Fixed Rate Notes

Fixed rate notes will bear interest at the rate specified in the applicable pricing supplement until NIB pays the principal amount of the notes. Unless otherwise specified in the applicable pricing supplement, NIB will pay interest on fixed rate notes after it has accrued in semi-annual payments each April 15 and October 15 and on the date of maturity, redemption or repayment. Each payment of interest on a fixed rate note in respect of an interest payment date shall include interest accrued through the day before such interest payment date.

NIB will compute the accrued interest payable on fixed rate notes for any interest period on the basis of a 360-day year consisting of twelve 30-day months, unless otherwise provided in the relevant pricing supplement.

If any payment date for a fixed rate note falls on a day that is not a Business Day, NIB will make the payment on the next Business Day. In addition, if any payment on a fixed rate note is due on a date that is not a Business Day in the relevant place of payment, NIB will make the payment on the next Business Day in that place of payment. NIB will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Floating Rate Notes

Each floating rate note will bear interest during each period commencing on the respective interest reset date (as defined below), referred to as an interest reset period, based on an interest rate formula. The pricing supplement for a floating rate note may also specify an interest rate for the first interest period. This formula is generally composed of:

•	a base interest rate with a specified maturity called the index maturity, e.g., three months, six months, etc.

•	plus or minus a spread measured in basis points with one basis point equal to 1/100 of a percentage point, or

•	multiplied by a spread multiplier measured as a percentage.

The applicable pricing supplement will specify the base rate, the index maturity and the spread or spread multiplier. The pricing supplement may also specify a maximum (ceiling) or minimum (floor) interest rate limitation. The calculation agent will use the interest rate formula, taking into account any maximum or minimum interest rate, to determine the interest rate in effect for each interest period. All determinations made by the calculation agent will be binding unless they are clearly wrong.

NIB may issue floating rate notes with the following base rates:

•	Commercial Paper Rate;

•	LIBOR;

•	Treasury Rate;

•	Federal Funds Rate; or

•	any other rate specified in the relevant pricing supplement.

The applicable pricing supplement will also specify the following with respect to each floating rate note:

•	the dates as of which the calculation agent will determine the interest rate for each interest period, referred to as the interest determination date;

•	the frequency with which the interest rate will be reset, i.e., daily, weekly, monthly, quarterly, semiannually or annually;

•

the dates on which the interest rate will be reset, referred to as the interest reset date, i.e., the first day of each new interest period, using the interest rate that the calculation agent determined on the interest determination date for that interest period;

•	the interest payment dates; and

•	if already determined, the initial interest rate in effect from and including the issue date to but excluding the first interest reset date.

Unless otherwise specified in the applicable pricing supplement, the date or dates on which interest will be reset will be, in the case of notes that reset daily, each Business Day; in the case of notes, other than those whose base rate is the Treasury Rate, that reset weekly, the Wednesday of each week; in the case of notes whose base rate is the Treasury Rate that reset weekly, the Tuesday of each week (except as provided below); in the case of notes that reset monthly, the third Wednesday of each month; in the case of notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; and in the case of notes that reset annually, the third Wednesday of the month of each year specified in the applicable pricing supplement; with the following two exceptions:

•	the interest rate in effect from the date of issue to the first interest reset date will be the initial interest rate, and

•	the interest rate in effect for the 10 days immediately prior to the maturity date will be that in effect on the tenth day preceding the maturity date.

Unless otherwise specified in the applicable pricing supplement, the date or dates on which interest will be payable are as follows: in the case of notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement; in the case of notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of notes that reset semi-annually, on the third Wednesday of the two months specified in the applicable pricing supplement; and in the case of notes that reset annually, on the third Wednesday of the month specified in the applicable pricing supplement.

Except as specified in the applicable pricing supplement, the calculation agent will calculate the accrued interest payable on floating rate notes for any interest period by multiplying the principal amount of the note by an accrued interest factor, which will equal the interest rate for the interest period times the relevant day count fraction. If the interest rate varies during the period, the accrued interest factor will equal the sum of the interest factors for each day in the interest period. The calculation agent will compute the interest factors for each day by dividing the interest rate applicable to that day by 360, 365 or 366, depending on the day count fraction.

The calculation agent will round all percentages resulting from any interest rate calculation to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, the calculation agent will round 9.876545%, or .09876545, to 9.87655% or .0987655. The calculation agent will also round all specified currency amounts used in or resulting from any interest rate calculation to the nearest one-hundredth of a unit, with .005 of a unit being rounded upward.

If you are the holder of a floating rate note, you may ask the calculation agent to provide you with the current interest rate and, if it has been determined, the interest rate that will be in effect on the next interest reset date. The calculation agent will also notify NIB, each paying agent and the registered holders, if any, of the following information for each interest period (except for the initial interest period if this information is specified in the applicable pricing supplement):

•	the interest rate in effect for the interest period;

•	the number of days in the interest period;

•	the next interest payment date; and

•	the amount of interest that NIB will pay for a specified principal amount of notes on that interest payment date.

The calculation agent will generally provide this information by the first Business Day of each interest period, unless the terms of a particular series of notes provide that the calculation agent will calculate the applicable interest rate on a Calculation Date after that date, in which case the calculation agent will provide this information by the first Business Day following the applicable Calculation Date.

If any interest payment date, other than one that falls on the maturity date or on a date for earlier redemption or repayment, or interest reset date for a floating rate note would fall on a day that is not a Business Day, the interest payment date or interest reset date will instead be the next Business Day, unless the notes are LIBOR or other equivalent benchmark interest rate notes and that Business Day falls in the next month, in which case the interest payment date or the interest reset date will be the preceding Business Day. If any payment on a floating rate note is due on the maturity date or upon earlier redemption or repayment and that date is not a Business Day, the payment will be made on the next Business Day. In addition, if any payment on a floating rate note is due on a date that is not a Business Day in the relevant place of payment, NIB will make the payment on the next Business Day in that place of payment and no additional interest will accrue as a result of this delay. NIB will treat these payments as if they were made on the due date.

The interest rate applicable to each interest period will be the rate determined as of the applicable interest determination date defined below on or prior to the Calculation Date. The following table lists the most common base rates that NIB may use, the primary source of these base rates and the interest determination date for notes having these base rates. The definition of each base rate in the Glossary provides further details as to how the calculation agent will determine the base rate and describes alternate sources for each base rate should its primary source be unavailable. The sources listed in the following table apply only to notes denominated in U.S. dollars. NIB may provide different base rate sources in the applicable pricing supplement.

Base Rate	Primary Source of Base Rate	Interest Determination Date
1. Commercial Paper Rate	H.15 Daily Update under the heading “Commercial paper—Non financial”	Second Business Day before the interest reset date

2. LIBOR	Reuters	Second London Business Day before the interest reset date

3. Treasury Rate	Reuters service	Day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned by the U.S. Department of Treasury, as described below

4. Federal Funds Rate	H.15 Daily Update under the heading “Federal Funds Rate Interest Determination Date”	Second Business Day before the interest reset date

Treasury bills are generally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction day may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the interest determination date for the Treasury Rate notes pertaining to the interest reset date occurring in the next succeeding week. If an auction date with respect to a Treasury Rate note falls on any interest reset date, then such interest reset date will instead be the Business Day next succeeding such auction date.

The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more base rates will be the first Business Day, which is at least two Business Days prior to the interest reset date for that floating rate note on which each base rate is determined. Each base rate will be determined on that date and the applicable interest rate will take effect on the related interest reset date.

The interest rate in effect with respect to a floating rate note on each day that is not an interest reset date will be the interest rate determined as of the interest determination date for the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date for that interest reset date, subject in each case to any applicable law and maximum or minimum interest rate limitations. However, the interest rate in effect with respect to a floating rate note for the period from its original issue date to the first interest reset date, which is referred to as the “initial interest rate,” will be determined as specified in the applicable pricing supplement.

Indexed Notes

NIB may offer indexed notes according to which the principal or interest is determined by reference to an index relating to:

•	the rate of exchange between the specified currency of the note and one or more other currencies or composite currencies, called the indexed currencies;

•	securities of one or more issuers;

•	the price of one or more commodities, called the indexed commodities, on specified dates;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance described in the applicable pricing supplement; or

•	one or more indices or baskets of the items described above.

The pricing supplement will describe how interest and principal payments on indexed notes will be determined. It will also include historical and other information about the index or indexes and information about the U.S. tax consequences to the holders of indexed notes.

Amounts payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal amount that NIB will pay you on redemption or repayment before maturity would be the face amount, the principal amount at that date or another amount.

If a third party is responsible for calculating or announcing an index for certain indexed notes and that third party stops calculating or announcing the index, or changes the way that the index is calculated in a way not permitted in the pricing supplement, then the index will be calculated by the independent determination agent named in the pricing supplement. If no independent agent is named, then NIB will calculate the index. If neither the determination agent nor NIB is able to calculate the index in the same way and under the same conditions as the original third party, then the principal or interest on the notes will be determined as described in the pricing supplement. All calculations that the independent determination agent or NIB makes will be binding unless they are clearly wrong.

If you purchase an indexed note, the applicable pricing supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which amounts payable on the note may be settled physically or in cash. The pricing supplement will also identify the calculation agent that will calculate the amounts payable with respect to the indexed debt security. That calculation agent may exercise significant discretion in doing so.

An investment in indexed notes may entail significant risks. See “Risk Factors—Risks Associated with Indexed Notes.”

Environmental Bonds

NIB may issue notes as part of NIB’s Environmental Bond (“NEB”) program. NIB intends to direct the proceeds from its NEB issuances primarily to the funding of selected loans to finance new projects in NIB’s Member Countries or in EU countries that are considered to enhance the environment in NIB’s Member Countries. NIB has established an internal framework that allows for the funds raised through issuances of NEB to be directed to its environmental lending. Lending projects qualify as eligible under the framework if they satisfy strict internal environmental sustainability criteria.

Payment of principal of and interest on such notes is made solely on the credit standing of NIB as a single institution and is not directly linked to the performance of environmental lending projects. Accordingly, such notes neither constitute “asset-backed” securities, nor are they otherwise credit-linked to any of NIB’s environmental lending projects.

See also “Risk Factors—General Risks—Notes issued under NIB’s Environmental Bond program are not “asset-backed” securities.”

Redemption, Repurchase and Early Repayment

Redemption

The pricing supplement for the issuance of each series of notes will indicate either that:

•	the notes cannot be redeemed at NIB’s option prior to their maturity date; or

•

the notes will be redeemable at NIB’s option on or after a specified date at a specified redemption price. The redemption price may be par or may decline from a specified premium to par at a later date, together, in each case, with accrued interest to the date of redemption.

NIB may redeem any of the notes that are redeemable either in whole or in part, on not less than 30 nor more than 60 days irrevocable notice to you, unless otherwise provided in the relevant pricing supplement. If NIB redeems less than all the notes of a particular series, the fiscal agent will select the notes to be redeemed by a method that it deems fair and appropriate.

If any redemption date falls on a day that is not a Business Day, NIB will make the redemption payment on the next Business Day. In addition, if any redemption payment is due on a date that is not a Business Day in the relevant place of payment, NIB will make the payment on the next Business Day in that place of payment. NIB will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

For further information concerning redemption, please see “Description of the Securities—Debt Securities—Redemption” in the accompanying prospectus.

Repurchase

NIB may repurchase notes at any time and price in the open market or otherwise. Notes repurchased by NIB may, at NIB’s discretion, be held, resold (subject to compliance with applicable securities and tax laws) or surrendered to the fiscal agent for cancellation.

Early Repayment

The pricing supplement relating to a series of notes will also indicate whether you will have the option to elect repayment by NIB before the maturity date of the notes. If you have this option, the pricing supplement will specify the price at which and the date or dates on which you may elect repayment.

In order to receive repayment on the notes, you must provide to the paying agent, at least 45 but not more than 60 days before the repayment date, unless otherwise provided in the pricing supplement, appropriate wire transfer instructions and either:

•	in the case of certificated notes, the notes together with the form entitled “Option to Elect Repayment” on the reverse side of the notes duly completed by you; or

•	in the case of book-entry notes, a copy of the pricing supplement together with the form entitled “Option to Elect Repayment” contained in the pricing supplement duly completed by you; or

•

in the case of either certificated or book-entry notes, a telegram, telex, facsimile or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc., the depositary, or a commercial bank or trust company in the United States describing the particulars of the repayment and including a guaranty that the notes or the pricing supplement and the completed form entitled “Option to Elect Repayment” will be received by the paying agent no later than five Business Days after the date of the telegram, telex, facsimile or letter. The paying agent must also receive the notes or the pricing supplement and the completed forms by the fifth Business Day after the date of the telegram, telex, facsimile or letter.

The guaranty from the member of a national securities exchange, the Financial Industry Regulatory Authority, Inc., the depositary or a commercial bank or trust company in the United States must include the following information:

•	the name of the holder of the note;

•	a statement that the option to elect repayment is being exercised;

•	the principal amount of the note that the holder elects to have repaid; and

•	the certificate number, in the case of certificated notes, or CUSIP number assigned to the note or a description of the terms of the note, in the case of book-entry notes.

Unless the applicable pricing supplement states otherwise, you may exercise the repayment option for less than the entire principal amount of a note, provided the remaining principal amount outstanding is an authorized denomination.

For notes represented by a global security, the depositary or its nominee will be the only party that can exercise a right of repayment. Thus, if you beneficially own interests in a global security and you want to elect repayment, you must instruct the direct or indirect participant through which you hold your interests to notify the depositary of your election. You should consult your direct or indirect participant to discuss the appropriate cut-off times and other requirements for making a prepayment election.

Discount Notes

If the pricing supplement states that a note is a discount note, the amount payable in the event of redemption, repayment or other acceleration of the maturity date will be the amortized face amount of the note as of the date of redemption, repayment or acceleration, but in no event more than its principal amount. The amortized face amount is equal to (a) the issue price plus (b) that portion of the difference between the issue price and the principal amount that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption, repayment or acceleration date.

Sinking Fund

Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund.

No Payment of Additional Amounts

All payments of principal, premium, if any, and interest on the debt securities will be subject to any fiscal or other laws and regulations applicable thereto. NIB has no obligation to pay you any additional amounts in respect of any debt securities issued on or after the date of this Prospectus as a result of any possible withholding or deduction for taxes pursuant to any such law and/or regulations. Accordingly, you will, in the event of any such withholding or deduction, receive less than you would have received without such withholding or deduction.

Default and Acceleration of Maturity

Both of the following are events of default under the notes:

•	NIB fails to pay any principal, premium, if any, or interest on any note within 30 days after payment is due;

•

NIB fails to perform any other obligation under the notes and does not cure that failure within 60 days after the fiscal agent receives written notice from the holder of any note requiring NIB to remedy the failure.

If the events described above continue, then the holders of 25% of the notes may, by written notice given to NIB and the fiscal agent, accelerate the notes. Upon acceleration, all amounts of principal of, premium, if any, and any accrued interest on the notes held by the holder will be immediately due and payable. If NIB remedies all defaults before the fiscal agent receives the notice, then no acceleration will occur.

Unclaimed Payments

Under the laws of New York, claims relating to payment of principal and interest on the Notes will be prescribed according to the applicable statute of limitations, which would bar any such claim no earlier than 6 years after the payment date. See also “Payment of Principal and Interest” above.

Modification of Terms

NIB and the fiscal agent may generally modify the terms of the notes with the written consent of the holders of 66 2/3 % of the outstanding principal amount of the notes to which the modification relates. However, each holder must consent to any modification that would change the amount or terms of payment of that holder’s notes, and the consent of all of the holders of outstanding notes is required to reduce the percentage set forth above to authorize modifications.

Further Issues

NIB may from time to time, without the consent of existing holders, create and issue notes having the same terms and conditions as any other outstanding notes offered pursuant to a pricing supplement in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon; provided that any such additional notes shall be issued under a separate CUSIP or ISIN number unless such additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes. Additional notes issued in this manner will be consolidated with, and will form a single series with, any such other outstanding notes.

Notices

Notices to holders of notes will be made by first class mail, postage prepaid, or sent by facsimile transmission to the registered holders.

PLAN OF DISTRIBUTION

Distribution

NIB may offer the notes on a continuous basis through agents that have agreed to use their reasonable best efforts to solicit orders. The terms and conditions contained in the selling agency agreement, dated May 22, 2007, as amended by agreements dated December 17, 2010, May 6, 2011 and January 25, 2016, and any terms agreement entered into thereunder will govern these selling efforts (the “Selling Agency Agreement”). The agents that currently are parties to this agreement together with NIB are listed on page S-5.

NIB will pay the agents a commission that will be negotiated at the time of sale. Generally, the commission will take the form of a discount and will be based on the maturity of the notes offered.

In addition to the agents listed on page S-5, NIB may sell notes through other agents who execute the forms and receive the confirmations required by the Selling Agency Agreement. The applicable pricing supplement will specify the agents and their commission.

NIB has the right to accept orders or reject proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of notes in whole or in part.

NIB may also sell notes to agents as principal, i.e., for their own accounts. These notes may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices. The pricing supplement relating to these notes will specify the purchase price paid by the agents and, if the notes are to be resold at a fixed public offering price, the initial public offering price and the underwriting discounts and commissions. Unless the pricing supplement specifies otherwise, any note purchased by an agent as principal will be purchased at 100% of the principal amount of the note minus a percentage equal to the commission applicable to an agency sale of a note of identical maturity. These notes may be sold to other dealers. The agents and dealers may allow concessions, which will be described in the pricing supplement. Such concessions may not be in excess of those concessions received by such agent from NIB. After the initial public offering of the notes, the public offering price, the concession and the discount may be changed.

The notes will generally not have an established trading market when issued. The agents may make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice. NIB cannot assure you that a secondary market will be established for any series of notes, or that any of them will be sold. The notes will not be listed on any securities exchange, unless otherwise indicated in the pricing supplement.

In order to facilitate the offering of the notes, the stabilizing manager or any person acting for the stabilizing manager may engage in transactions with a view to supporting the market price of the notes issued under this program at a level higher than that which might otherwise prevail for a limited period after the issue date. In particular, the stabilizing manager or any person acting for it may:

•	over-allot in connection with the offering, i.e., offer and apportion more of the notes than the agents have, creating a short position in the notes for their own accounts;

•	bid for and purchase notes in the open market to cover over-allotments or to stabilize the price of the notes; or

•	if the stabilizing manager or any person acting on its behalf repurchases previously-distributed notes, reclaim selling concessions which they gave to dealers when they sold the notes.

Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The stabilizing manager or any person acting on its behalf are not required to engage in these activities, but, if they do, they may discontinue them at any time and they must be brought to an end no later than the earlier of 30 days after the issue date of the relevant tranche of notes and 60 days after the date of the allotment of the relevant tranche of notes. Such stabilizing shall be in compliance with all applicable laws, regulations and rules.

NIB may agree to reimburse the agents for certain expenses incurred in connection with the offering of the notes. The agents and their affiliates may engage in transactions with and perform services for NIB in the ordinary course of business.

NIB has agreed to indemnify the agents against certain liabilities, including liabilities under the U.S. Securities Act of 1933, or the Securities Act. The agents, whether acting as agent or principal, and any dealer that offers the notes, may be deemed to be “underwriters” within the meaning of the Securities Act.

A form of pricing supplement is attached as Annex A to this prospectus supplement.

Selling Restrictions

Each of the agents has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the terms agreement.

Canada

Each of the agents has severally represented and agreed that the notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with an offering of the notes.

Prohibition of Sales to EEA and UK Retail Investors

Each of the agents has represented, warranted and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement as completed by the pricing supplement in relation thereto to any retail investor in the European Economic Area or in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

MIFID II Product Governance

Where the applicable prospectus supplement includes a section entitled “MiFID II product governance”, it will outline the target market assessment in respect of the securities and the appropriate channels for distribution. Any person subsequently offering, selling or recommending the securities (a “distributor”) should take into consideration the target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the securities (by either adopting or refining the target market assessment made in respect of such securities by any manufacturer) and determining appropriate distribution channels. For the purpose of the Markets in Financial Instruments Directive product governance rules under EU Delegated Directive 2017/593 (the “MiFID Product Governance Rules”), a determination will be made in relation to each issue about whether any underwriters or dealers subscribing for any securities is a manufacturer in respect of such securities, but otherwise neither the underwriters nor the dealers nor any of their respective affiliates will be a manufacturer for the purpose of the MiFID Product Governance Rules.

The United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each of the agents has represented, warranted and agreed that:

(a)

in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes which are the subject of an offering contemplated by this prospectus supplement (the “Securities”) other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Securities would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the issuer;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to NIB; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Japan

Each of the agents has severally represented and agreed that the notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each of the agents has severally represented and agreed that:

(a)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made under that Ordinance.

Singapore

Each of the agents has severally represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”).

Accordingly, each of the agents severally represents, warrants and agrees that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to

Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each of the agents further has severally represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased notes from or through that agent, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

that securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

GLOSSARY

“Bond equivalent yield” means a yield, expressed as a percentage, calculated in accordance with the following formula:

Bond equivalent yield =	D × N
360 – (D × M)

where “D” is the applicable per annum rate for treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” is the actual number of days in the applicable interest reset period.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulations to be closed in The City of New York, and that meets the following requirements, as applicable:

•

Notes denominated in a currency other than euro: it is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the specified currency for such note in the relevant financial center and in any city or cities as specified in the applicable pricing supplement;

•

Euro-denominated notes: it is (i) a day on which the Trans-European Automated Real-time Gross capital Settlement Express Transfer system, referred to as the TARGET2 System, is operating; and (ii) is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in any city or cities specified in the applicable pricing supplement; and

•

Indexed notes: it is not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the place or places specified in the applicable pricing supplement.

“Calculation Date” means the earlier of (a) the tenth calendar day after the applicable interest determination date or, if this date is not a Business Day, the next Business Day and (b) the second Business Day before the relevant interest payment date or date of maturity, redemption or repayment.

“Commercial Paper Rate” means the rate determined by the calculation agent as of the applicable interest determination date as follows:

•

the money market yield of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, prior to 3:00 p.m., New York City time, on the Calculation Date under the heading “Commercial Paper—Nonfinancial.”

•

in the event that such rate is not published in H.15 Daily Update, or such other recognized electronic source by 3:00 p.m., New York City time on the Calculation Date, the Commercial Paper Rate will be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper of the applicable index maturity, placed for a non-financial issuer whose bond rating is “AA” or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected by the calculation agent are not quoting offered rates as mentioned in this sentence, the rate of interest in effect for the applicable interest period will be the rate of interest in effect for the immediately preceding interest period.

The money market yield of the rate or average of rates set forth above will be a yield, expressed as a percentage, calculated in accordance with the following formula:

money market yield =	D × 360	× 100
360 – (D × M)

where “D” refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

“Designated LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated. If no such currency is specified in the applicable pricing supplement, the Designated LIBOR Currency shall be U.S. dollars.

“Designated LIBOR Page” means “LIBOR Reuters” the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any successor page on that service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

“Euro-zone” means the region comprised of member states of the European Union that adopt the euro in accordance with the Treaty of Rome, as amended by the Treaty on European Union.

“Federal Funds Rate,” unless otherwise specified in the applicable pricing supplement, means, with respect to any interest determination date relating to any floating rate note for which the Federal Funds Rate is an applicable base rate, to which we refer as a “Federal Funds Rate interest determination date,” the rate on that date for United States dollar federal funds as published in H.15 Daily Update under the heading “Federal Funds (Effective)” as that rate is displayed on Moneyline Telerate Service, or any successor service, on page 120, or any other page as may replace that page on that service, to which we refer as “Telerate page 120.” If the Federal Funds Rate cannot be determined in this manner, the following procedures will apply.

•

If the rate described above does not appear on Telerate page 120 by 3:00 p.m., New York City time, on the related Calculation Date, then the Federal Funds Rate will be the rate on that Federal Funds Rate interest determination date for United States dollar federal funds as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds (Effective).”

•

If the rate described above does not appear on Telerate page 120 or is not yet published in, H.15 Daily Update or another electronic source by 3:00 p.m., New York City time, on the related Calculation Date, then the Federal Funds Rate for that Federal Funds Rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that Federal Funds Rate interest determination date.

•

If the brokers selected as described above by the calculation agent are not quoting as set forth above, the Federal Funds Rate with respect to that Federal Funds Rate interest determination date will be the Federal Funds Rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“H.15 Daily Update” means the daily update of H.15, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15, or any successor site or publication. All references to this website are inserted as inactive textual references to the “uniform resource locator,” or “URL,” and are for your informational reference only. Information on that website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

“LIBOR,” unless otherwise specified in the applicable pricing supplement, means the rate as determined by the calculation agent for each applicable interest determination date, which will be “LIBOR Reuters,” the arithmetic mean of the offered rates, unless the Designated LIBOR Page, as defined above, by its terms provides only for a single rate, in which case that single rate shall be used, for deposits in the Designated LIBOR Currency, as defined above, having the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, that appear, or, if only a single rate is required as aforesaid, appears, on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR interest determination date, or if on an interest determination date fewer than two offered rates appear, or no rate appears, as applicable, on the Designated LIBOR Page as specified above, LIBOR in respect of that LIBOR interest determination date will be determined as follows:

•

the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, after consultation with NIB, to provide its offered quotation for deposits in the Designated LIBOR Currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time; and

•	if the reference banks provide at least two such quotations, then LIBOR for such interest determination date will be the arithmetic mean of such quotations; or

•

if fewer than two quotations are provided, then LIBOR for such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center, as defined below, on that LIBOR interest determination date by three major banks, which may include one or more of the agents or their affiliates, in that principal financial center selected by the calculation agent, after consultation with us, for loans in the Designated LIBOR Currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in that Designated LIBOR Currency in that market at that time; or

•	if the banks selected by the calculation agent are not quoting as set forth above, LIBOR for such interest determination date will be LIBOR for the immediately preceding interest period; but

•

notwithstanding the foregoing, if we determine that LIBOR has been permanently discontinued, the calculation agent (as directed by us) will use, as a substitute for LIBOR the “LIBOR Alternative Rate” and for each future interest determination date, the alternative reference rate selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the calculation agent will, as directed by us, make such adjustments “Adjustments” to the LIBOR Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such LIBOR Alternative Rate for debt obligations such as the relevant floating rate notes. If there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, we may appoint, in our sole discretion, an Independent Financial Advisor (the “IFA”) to determine an appropriate LIBOR Alternative Rate, and any adjustments, and the decision of the IFA will be binding on us, the calculation agent and the holders of the relevant floating rate notes. If, however, we determine that LIBOR has been permanently discontinued, but there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage and for any reason a LIBOR Alternative Rate has not been determined, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR interest determination date.

“Principal financial center” means the capital city of the country to which the Designated LIBOR Currency relates (or the capital city of the country issuing the specified currency, as applicable), except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “principal financial center” means The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively, and with respect to euros the principal financial center means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System or any successor system.

“Reuters Page” means the display on the Thomson Reuters Eikon Service, or any successor service, on the page or pages specified in the applicable pricing supplement, or any replacement page or pages on that service.

“Reuters Page USAUCTION 10” means the display on the Reuters Page designated as “US AUCTION 10.”

“Reuters Page USAUCTION 11” means the display on the Reuters Page designated as “US AUCTION 11.”

“Treasury Rate” means the rate for the auction held on the interest determination date of direct obligations of the United States (Treasury Bills) having the index maturity specified in the applicable pricing supplement, as that rate appears on Reuters Page USAUCTION 10 or Reuters Page USAUCTION 11 under the heading “INVEST RATE.”

If the Treasury Rate cannot be determined in the manner described in the prior paragraph, the following procedures will apply:

•

If the rate described above does not appear on either page by 3:00 p.m., New York City time, on the relevant Calculation Date (unless the calculation is made earlier and the rate is available from that source at that time), the Treasury Rate will be the bond equivalent yield, of the rate of such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.”

•

If the rate described in the prior paragraph does not appear in H.15 Daily Update, or such other recognized electronic source by 3:00 p.m., New York City time, on the relevant Calculation Date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the Treasury Rate shall be the bond equivalent yield of the auction rate of such Treasury bills as announced by the United States Department of the Treasury.

•

If the rate described in the prior paragraph does not appear in H.15 Daily Update or another recognized electronic source, or no such auction is held, by 3:00 p.m., New York City time, on the Calculation Date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the Treasury Rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 p.m., New York City time, on the relevant interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

•

If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the Treasury Rate in effect for the new interest period will be the Treasury Rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

ANNEX A

[FORM OF PRICING SUPPLEMENT]

PRICING SUPPLEMENT

(To Prospectus dated December 18, 2020 and

Prospectus Supplement dated December 18, 2020)

Nordic Investment Bank

Legal Entity Identifier (LEI):

Medium-Term Notes, Series D

Due Nine Months or More from Date of Issue

[TITLE OF ISSUE]

[Issue Price: [    ]]

The notes will mature on [MATURITY DATE]. [The notes will not be redeemable before maturity] [and] [will not be entitled to the benefit of any sinking fund].

[[NIB has applied to list the Notes on the [        ] / [The notes will not be listed on any securities exchange.]]

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined whether this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Discounts and Commissions		Proceeds, before expenses, to NIB
Per Note	[	]%	[	]%	[	]%
Total	[	]	[	]	[	]

[PURCHASER[S]] will also be required to pay accrued interest from [ISSUE DATE] if the notes are delivered after that date.

[PURCHASER[S]] expect to deliver the notes to investors on or about [CLOSING DATE].

[PURCHASER[S]]

[DATE]

ABOUT THIS PRICING SUPPLEMENT

This pricing supplement supplements the accompanying prospectus supplement dated December 18, 2020, relating to NIB’s $20,000,000,000 Medium-Term Note Program, Series D, and the accompanying prospectus dated December 18, 2020 relating to NIB’s debt securities and warrants. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. NIB has not authorized anyone else to provide you with different information. NIB and the purchasers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of its date.

NIB is furnishing this pricing supplement, the prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. NIB confirms that:

•	the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this pricing supplement and the accompanying prospectus supplement and prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this pricing supplement and the accompanying prospectus supplement and prospectus.

The statement made in the preceding sentence is not intended to be a disclaimer or limitation of liability under the U.S. federal securities laws.

DESCRIPTION OF THE NOTES

NIB will issue the notes under the Fiscal Agency Agreement dated as of May 22, 2007, as amended by agreements dated October 2, 2009, December 17, 2010 and January 25, 2016. The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the notes and the Fiscal Agency Agreement. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the Fiscal Agency Agreement and the form of the notes before making your investment decision. NIB has filed copies of these documents with the SEC and has filed [or will file] copies of these documents at the offices of the fiscal agent and the paying agent[s].

Aggregate Principal Amount:	[ ]

Issue Price:	[ ]%

Original Issue Date:	[ ]

Maturity Date:	[ ]

Specified Currency:	[ ]

Authorized Denominations:	[ ]

Form:	[ ]

[Use of Proceeds:]	[ ]

[Status:]	[ ]

Interest Rate:	[[Floating] / [[ ]% per annum]]

Interest Payment Date[s]:	[ ]

Day Count Fraction:	[ ]

Regular Record Date[s]:	[ ]

[Floating Rate Notes:]

[Base Rate:]	[— Commercial Paper Rate]

[— LIBOR]

[— Treasury Rate]

[— Federal Funds Rate]

[— Other]

[Index Maturity:]	[ ]

[Initial Interest Rate:]	[ ]

[Spread (+/–) or Spread Multiplier:]	[ ]

[Interest Reset Dates:]	[ ]

[Interest Determination Dates:]	[ ]

[Maximum Interest Rate:]	[[Specify] / [None; provided, however, that in no event will the interest rate be higher than the maximum rate permitted by New York law, as modified by United States law of general application]]

[Minimum Interest Rate:]	[ ]

Business Days:	[ ]

Optional Repayment:	— Yes — No

[Repayment Date(s):]	[ ]

Optional Redemption:	— Yes — No

[Initial Redemption Date:]	[ ]

Indexed Note:	— Yes — No

Foreign Currency Note:	— Yes — No

Purchasers:	[ ]

[Stabilizing Manager:]	[ ]

Purchase Price:	[ ]%

[Net Proceeds, after [Discounts and] Commissions, to NIB:]	[ ]

Closing Date:	[ ]

[Method of Payment:]	[ ]

[Listing:]	[ ]

Securities Codes:

CUSIP:	[ ]

ISIN:	[ ]

Common Code:	[ ]

Fiscal Agent:	Citibank, N.A.

Paying Agent:	Citibank, N.A.

[Luxembourg Paying Agent:]	[ ]

Calculation Agent:	Citibank, N.A.

Exchange Rate Agent:	Citibank, N.A.

Transfer Agent:	Citibank, N.A.

Further Issues:	NIB may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes.

Governing Law:	The notes will be governed by, and construed in accordance with, New York law, except for authorization and execution of the notes by NIB and any other matters required to be governed by the 2004 Agreement, as supplemented by the 2020 Agreement and the Statutes of NIB, as amended.

Further Information:	[ ]

[NORDIC INVESTMENT BANK—RECENT DEVELOPMENTS

The information included in this section supplements the information about NIB corresponding to the headings below that is incorporated by reference in the accompanying prospectus supplement dated December 18, 2020 and prospectus dated December 18, 2020. To the extent that the information included in this section differs from the information incorporated by reference in the prospectus, you should rely on the information in this section.

[Add any additional disclosure, if applicable.]]

UNDERWRITING

[Describe underwriting arrangements, if applicable.]

EXPENSES OF THE ISSUE

[Schedule of expenses in connection with the issuance of the notes.]

Prospectus

Nordic Investment Bank

Debt Securities and/or Warrants

to Purchase Debt Securities

Nordic Investment Bank, also known as NIB or “Nordiska Investeringsbanken,” may from time to time offer and sell its securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. NIB may sell securities having an aggregate initial offering price of up to U.S. $4,662,769,083 or the equivalent thereof in one or more other currencies or currency units may be offered and sold in the United States. NIB may offer and sell additional securities in transactions not subject to the registration requirements of the Securities Act of 1933, as amended. The securities will constitute direct, unconditional and unsecured indebtedness of NIB and will rank equal in right of payment among themselves and with all existing and future unsecured and unsubordinated indebtedness of NIB.

NIB may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2020.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities NIB may offer. Each time NIB sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

The following documents relating to NIB’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement;

•	any pricing supplement to a prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement or pricing supplement.

Certain of the statements contained in these documents may be statements of future expectations and other forward-looking statements that are based on management’s views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. In addition to statements, which are forward-looking by reason of context, the words “may, will, should, plans, intends, anticipates, believes, estimates, potential, or continue” and similar expressions identify forward-looking statements. Actual results, performance or events may differ materially from those in such statements due to, without limitation, general economic conditions, including in particular economic conditions and markets, performance of financial markets, interest rates, currency exchange rates, changing levels of competition, changes in laws and regulations, changes in the policies of central banks and/or foreign governments, and general competitive factors, in each case on a local, regional, national and/or global basis. NIB assumes no obligation to update any forward-looking information contained in these documents.

NORDIC INVESTMENT BANK

Introduction

NIB was established as an international financial institution to provide medium and long-term loans and guarantees pursuant to the agreement regarding the establishment of the Nordic Investment Bank (the “Establishing Agreement”), which was signed on December 4, 1975. Signatories of the Establishing Agreement are Denmark, Finland, Iceland, Norway and Sweden (the “Nordic countries”).

The Establishing Agreement and the Statutes of NIB (the “Statutes”) became effective on June 1, 1976, and NIB commenced operations on August 2 of that year.

On October 23, 1998, the Nordic countries entered into a novation of the Establishing Agreement (the “1998 Agreement”). The 1998 Agreement came into force on July 18, 1999, and the Establishing Agreement ceased to be effective on the same date. Following a decision to broaden NIB’s ownership base, a new agreement on NIB was signed on February 11, 2004 (the “2004 Agreement”), allowing Estonia, Latvia and Lithuania to become members of NIB on equal terms with the original five Nordic countries. The 2004 Agreement came into force on January 1, 2005 after final ratification in each of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden (the “Member Countries”). As of January 1, 2005, NIB was governed by the provisions of the 2004 Agreement and the Statutes, as amended.

Following changes in the banking industry precipitated by the financial crisis, NIB has taken steps to comply with evolving best practices concerning risk management and regulatory oversight. The 2004 Agreement was thus supplemented by an amendment agreement between the Member Countries, dated February 28, 2020, and which came into force on July 29, 2020 (the “2020 Agreement”). The 2004 Agreement, as supplemented by the 2020 Agreement, and the Statutes of NIB, as amended, now serves as the principal governing document of NIB.

The 2004 Agreement, as supplemented by the 2020 Agreement continues to provide NIB the privileges and immunities common to other multilateral financial institutions (“MFIs”), such as inviolability of its premises, protection from search and seizure of its property and assets, protection from pre-judgment remedies and broad tax exemptions. With the 2020 Agreement, the previous statutory gearing limit has been updated to introduce minimum requirements for capital liquidity and leverage determined in a manner designed to comply with sound banking principles. Project Investment Loans (PIL) and Environmental Investment Loans (MIL) have also been discontinued with the excess lending amounts being diverted towards ordinary lending. The Member Countries’ PIL guarantees were converted into callable capital while no conversion of the MIL guarantees took place. Institutional governance has also been improved by clarifying the role of the Control Committee and the external auditors. The chairman and the deputy chairman of the Control Committee must be finance professionals and NIB’s Board of Governors has been given the option to appoint up to two additional professionals to the Control Committee to assist the chairman and the deputy chairman. Finally, equity participation has been introduced as a new form of financing for NIB in addition to loans and guarantees.

The basic purpose of NIB is to contribute to the strengthening and further development of the cooperation among the Member Countries by granting medium and long-term loans and loan guarantees for the financing of investment projects of common interest to the Member Countries and the countries receiving such loans from NIB. In conducting its operations, NIB cooperates with other credit institutions as well as with public authorities and private institutions in each of the Member Countries, with other MFIs and international banks. NIB represents one aspect of a tradition of cooperation among governments, organizations, companies and individuals in the Member Countries stemming from their common heritage and geographic proximity.

NIB’s principal offices are located at Fabianinkatu 34, Helsinki, Finland (postal address: P.O. Box 249, FI-00171 Helsinki, Finland). Its telephone number is +358-10-618-001 and its internet address is http://www.nib.int/ (reference to this “uniform resource locator” or “URL” is made as an inactive textual reference for informational purposes only; information found at this website is not incorporated by reference in this document).

Governance

Under the 2004 Agreement, as supplemented by the 2020 Agreement and the Statutes, as amended, NIB shall have a Board of Governors, a Board of Directors, a President, and such other personnel as is necessary to carry out its operations.

The Board of Governors is composed of eight Governors. Each Member Country is represented by the Minister it designates as its Governor. The Board of Governors is responsible for matters specified in the 2004 Agreement, as supplemented by the 2020 Agreement and the Statutes, as amended.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, NIB will use the net proceeds from the sale of securities for its general purposes, including its past and future lending activities. NIB can make no representation as to the particular projects for which, or borrowers to which, such loans will be made or as to the countries in which such projects will be located.

DESCRIPTION OF THE SECURITIES

Debt Securities

NIB will issue the debt securities under the fiscal agency agreement dated as of May 22, 2007, as amended or restated from time to time, filed as an exhibit to the registration statement of which this prospectus is a part, or the Fiscal Agency Agreement, or other fiscal agency agreements specified in the prospectus supplement relating to any debt securities. NIB may appoint different fiscal agents from time to time. Each such fiscal agent will maintain an office in the Borough of Manhattan, City and State of New York, and at any other locations described in the relevant prospectus supplement, and a register for registration of transfers and exchanges of debt securities. NIB has filed the Fiscal Agency Agreement and the forms of debt securities with the Securities and Exchange Commission, or the SEC. The following description summarizes some of the terms of the debt securities and the Fiscal Agency Agreement. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the Fiscal Agency Agreement and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	the aggregate principal amount;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date;

•

if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and any record dates for these interest payment dates;

•	the form of debt security (such as registered or bearer) and any restrictions on exchange from one form to another;

•	special United States federal income tax consequences applicable to bearer securities;

•	any mandatory or optional redemption, repurchase or sinking fund provision;

•

the currency in which the debt securities are denominated, the currency in which NIB will make payments (including interest and any premium) and the circumstances, if any, when that currency of payment may be changed;

•

if NIB or any holder of the debt securities can choose to have any payments of interest, premium or principal on the debt securities paid in a currency other than the currency in which the debt securities are denominated or stated to be payable, the periods within which, and the terms and conditions upon which, that choice may be made;

•

if NIB or any holder of the debt securities can choose to have any payments of interest or principal on the debt securities paid in a currency other than the currency in which the debt securities are denominated or stated to be payable, the time and the method of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which such debt securities are to be paid pursuant to such choice;

•	a description of any index or formula NIB will use to determine the amount of principal or any premium or interest payments, and any U.S. federal income tax consequences; and

•	any other terms that do not conflict with the provisions of the relevant fiscal agency agreement.

NIB will make payments on the principal of, and any premium or interest on, the debt securities at the places described in the prospectus supplement. NIB may make payments of interest on the debt securities by check mailed to the holders at their registered addresses.

NIB may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. NIB will describe special considerations in the prospectus supplements for these offerings.

NIB is not required to issue all of its debt securities under the Fiscal Agency Agreement and this prospectus, but instead may issue debt securities other than those described in this prospectus under other fiscal agency agreements and documentation. That documentation may contain different terms from those included in the fiscal agency agreement and described in this prospectus.

Status

The debt securities will be the direct, unconditional and unsecured indebtedness of NIB. They will rank equal in right of payment among themselves and with all of NIB’s existing and future unsecured and unsubordinated indebtedness.

Redemption

If the prospectus supplement for any series of debt securities provides for either mandatory redemption upon the occurrence of a specific event or for redemption at the option of NIB, then NIB must provide you with irrevocable notice of the redemption not less than 20 days prior to the redemption date, unless otherwise provided in such prospectus supplement. If only part of the debt securities will be redeemed, those debt securities to be redeemed will be selected by drawing lots or in any other usual manner decided by the fiscal agent.

Unless all of the debt securities of any series to be redeemed are registered securities, NIB or its agent will publish the notice of redemption in a generally circulated newspaper in New York City and in any other places described in the applicable prospectus supplement. In addition, NIB or its agent will mail the notice to holders of registered securities at their registered addresses.

No Payment of Additional Amounts

All payments of principal, premium, if any, and interest on the debt securities will be subject to any fiscal or other laws and regulations applicable thereto. NIB has no obligation to pay you any additional amounts in respect of any debt securities issued on or after the date of this Prospectus as a result of any possible withholding or deduction for taxes pursuant to any such law and/or regulations. Accordingly, you will, in the event of any such withholding or deduction, receive less than you would have received without such withholding or deduction.

Default and Acceleration of Maturity

Both of the following are events of default under any series of debt securities:

•	NIB fails to pay any principal, premium, if any, or interest on any debt security of that series within 30 days after payment is due;

•

NIB fails to perform any other obligation under the debt securities of that series and does not cure that failure within 60 days after the fiscal agent receives written notice from the holder of any debt security of the series requiring NIB to remedy the failure.

If the events described above continue, then (unless otherwise specified in the relevant prospectus supplement) the holders of 25% of the debt securities of the series may, by written notice given to NIB and the fiscal agent, accelerate the debt securities of that series. Upon acceleration, all amounts of principal of, premium, if any, and any accrued interest on the debt securities of that series held by the holder will be immediately due and payable. If NIB remedies all defaults before the fiscal agent receives the notice, then no acceleration will occur.

Modification of Terms

NIB and the fiscal agent may generally modify the terms of the debt securities of a series with the written consent of the holders of 66 2/3 % of the outstanding principal amount of the debt securities of that series. However, each holder must consent to any modification with respect to its debt securities that would (unless otherwise specified in the relevant prospectus supplement):

•	change the due dates for the payment of principal, premium or interest;

•	reduce any amounts payable on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security;

•	change the payment currency or places of payment;

•	permit early redemption or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price; or

•

reduce the portion of the principal amount of a series of debt securities the holders of which must vote or consent to amend, supplement or modify the fiscal agency agreement or the terms and conditions of the debt securities of the series or to take any other action.

Warrants

If NIB issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, NIB will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

NIB may issue the warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between NIB and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions NIB may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The securities will provide that they will be governed by and interpreted in accordance with the law of the State of New York, except with respect to all matters governing NIB’s authorization and execution of the securities and any other matters required to be governed by the 2004 Agreement, as supplemented by the 2020 Agreement and the Statutes, as amended.

NIB has appointed the Consulate General of Sweden as its authorized agent for service of process in any action based on the securities brought against NIB in any state or federal court in The City of New York. NIB will waive any immunity from the jurisdiction of these courts to which it might be entitled in any action based on these securities, but the waiver will not extend to actions brought under U.S. federal securities laws.

Nevertheless, NIB may still plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, or the Immunities Act, in actions brought against it under U.S. federal securities laws or any state securities laws, and its submission to jurisdiction, appointment of the Consulate General of Sweden as its agent for service of process and waiver of immunity from jurisdiction do not include these actions. Without NIB’s waiver of immunity regarding these actions, you will not be able to obtain a judgment in a U.S. court against NIB unless the court determines that NIB is not entitled to sovereign immunity under the Immunities Act. In addition, under the 2004 Agreement, as supplemented by the 2020 Agreement (i) the property and assets of NIB, wherever located and by whomsoever held, shall be immune from execution of judgment or decree by judicial or administrative authority before such judgment or decree is final; (ii) the property and assets of NIB, wherever located and by whomsoever held, shall be immune from search, requisition, confiscation and expropriation by executive or legislative action; (iii) NIB, its property and assets shall be immune from procedural measures of constraints such as seizure; and (iv) the premises and archives of NIB and all documents belonging to it or held by it shall be inviolable. The effect of these provisions of the 2004 Agreement, as supplemented by the 2020 Agreement, may be to limit or eliminate your ability to obtain documents by judicial action in any proceeding or to enforce or create a judgment against NIB or any pre- or post- judgment remedies such as attachment or seizure.

LEGAL STATUS

Under the 2004 Agreement, as supplemented by the 2020 Agreement, NIB has status as an international legal personality with full legal capacity. In particular, NIB has the capacity to enter into agreements, to acquire and dispose of immovable and movable property, and to be a party to legal proceedings before courts of law and other authorities. The 2004 Agreement, as supplemented by the 2020 Agreement, further states that NIB, as a common international financial institution, has the same status as other legal persons conducting similar operations within and outside the Member Countries.

The 2004 Agreement, as supplemented by the 2020 Agreement, also contains, among others, provisions regarding certain immunities. According to these provisions, actions may be brought against NIB only in a court of competent jurisdiction in the territory of a country in which NIB has established an office, or has appointed an agent for the purpose of accepting service of process, or when NIB has otherwise expressly accepted jurisdiction. Actions may, however, be brought by a Member Country or by persons acting for or deriving claims from a Member Country only if NIB has given its express consent thereto.

In addition, the 2004 Agreement, as supplemented by the 2020 Agreement, provides that property and assets of NIB, wherever located and by whomsoever held, shall be immune from execution of judgment or decree by judicial or administrative authority before such judgment or decree is final. The property and assets of NIB, wherever located and by whomsoever held, shall further be immune from search, requisition, confiscation and expropriation by executive or legislative action. NIB, its property and assets shall also be immune from procedural measures of constraint such as seizure.

The 2004 Agreement, as supplemented by the 2020 Agreement, prescribes that the premises and archives of NIB and all documents belonging to it or held by it shall be inviolable.

The 2004 Agreement, as supplemented by the 2020 Agreement, also states that NIB is exempt from payment restrictions and credit policy measures which in any manner prevent or impede the fulfillment of its commitments. NIB, its income, assets and property shall be exempt from all taxation as set forth in the relevant Article. NIB shall also be exempt from taxes on purchase and transfer of real estate and securities in connection with the official activities of NIB. Borrowing and lending by NIB as well as borrowing from NIB and increases in the authorized capital stock of NIB is also exempt from all taxes and imposts of similar nature.

UNITED STATES TAXATION

The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. For purposes of this summary, a “U.S. holder” means an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the debt securities. A “Non-U.S. holder” means a holder that is not a U.S. holder. This summary deals only with U.S. holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, partnership or partner therein, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or as a position in a “straddle”, conversion transaction or as part of a “synthetic security” or other integrated financial transaction,, tax-exempt organization or a U.S. holder whose “functional currency” is not the U.S. dollar.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. Any special U.S. federal income tax considerations relevant to a particular issue of debt securities will be provided in the pricing supplement. For a discussion of material U.S. federal income tax considerations of holding warrants we refer you to the pricing supplement.

This summary does not discuss all of the tax considerations that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax and the Medicare tax on net investment income). You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

U.S. Holders

Book/Tax Conformity

U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. It is not entirely clear to what types of income the book/tax conformity rule applies, or, in some cases, how the rule is to be applied if it is applicable. However, proposed regulations generally would exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule. Although the proposed regulations generally will not be effective until taxable years beginning after the date on which they are issued in final form, taxpayers generally are permitted to elect to rely on their provisions currently. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). Such income will constitute income from sources without the United States for foreign tax credit purposes and will be considered “passive category income” or, in the case of certain holders, “general category income.” If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service (the “IRS”). If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Amounts attributable to pre-issuance accrued interest will generally not be includable in income, except to the extent of foreign currency gain or loss attributable to any changes in exchange rates during the period between the date the U.S. holder acquired the note and the first interest payment date. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security. In general such foreign currency gain or loss will be treated as received by you from sources within the United States.

Purchase, Sale and Retirement of Debt Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “Payments of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Gain realized by you on the sale, exchange or retirement of a debt security generally will be treated as from sources within the United States for U.S. federal income tax purposes.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security. In general, such foreign currency gain or loss will be treated as received by you from sources within the United States.

Original Issue Discount

If we issue a series of debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the series of debt securities multiplied by the number of full years to their maturity, the series of debt securities will be “original issue discount notes.” The difference between the issue price and the stated redemption price at maturity of the series of debt securities will be the “original issue discount.” The “issue price” of the original issue discount notes will be the first price at which a substantial amount of the original issue discount notes are sold to the public (i.e., excluding sales of original issue discount notes to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the original issue discount notes other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of an original issue discount note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in an original issue discount note, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an original issue discount note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an original issue discount note with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that original issue discount note for all days during the taxable year that you own such note. Such income will constitute income from sources without the United States for foreign tax credit purposes. The daily portions of original issue discount on an original issue discount note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an original issue discount note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the original issue discount note, the amount of original issue discount on an original issue discount note allocable to each accrual period is determined by:

(i)

multiplying the “adjusted issue price” (as defined below) of the original issue discount note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the original issue discount note and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

In the case of an original issue discount note that is a floating rate note, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the original issue discount note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. (Additional rules may apply if interest on a floating rate note is based on more than one interest index.)

The “adjusted issue price” of an original issue discount note at the beginning of any accrual period will generally be the sum of its original issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the original issue discount note in all prior accrual periods. All payments on an original issue discount note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of an original issue discount note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the original issue discount note to equal the issue price. As a result of this “constant-yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an original issue discount note denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant-yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under the “Premium” and “Market Discount”) to amortize premium or to accrue market discount currently on a constant-yield basis in respect of all other premium or market discount bonds that you hold.

In the case of an original issue discount note that is also a foreign currency denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant-yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “—Payments or Accruals of Interest.” Because exchange rates may fluctuate, if you are the holder of an original issue discount note that is also a foreign currency denominated debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar original issue discount note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the original issue discount note), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the original issue discount note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual). In general, such foreign currency gain or loss will be treated as received by you from sources within the United States.

If you purchase an original issue discount note outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the original issue discount note other than payments of qualified stated interest), or if you purchase an original issue discount note in the initial offering at a price other than the original issue discount note’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an original issue discount note at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

Floating rate notes generally will be treated as “variable rate debt instruments” under the regulations applicable to original issue discount notes. Accordingly, the stated interest on a floating rate note generally will be treated as “qualified stated interest” and such a note will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a “variable rate debt instrument,” such note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the pricing supplement.

Certain original issue discount notes may be redeemed prior to maturity, either at our or your option, or may have special repayment features as indicated in the pricing supplement. Original issue discount notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase original issue discount notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the original issue discount notes.

Short-Term Notes

The rules described above will also generally apply to original issue discount notes with maturities of one year or less (“short-term notes”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be original issue discount notes. Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the short-term note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant-yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any “acquisition discount” with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the short-term note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant-yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term notes.

Premium

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original issue discount notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency denominated debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency denominated debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date the holder acquired the debt security. In general, you will treat such gain or loss as received from sources within the United States. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

Market Discount

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount (or in the case of an original issue discount note, the note’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant-yield method. Market discount will be treated as earned from sources outside the United States. You must accrue market discount on a foreign currency denominated debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. Any accrued market discount on a foreign currency denominated debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Notes and Other Notes Providing for Contingent Payments

Special rules govern the tax treatment of certain indexed notes and other debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant-yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, any gain recognized upon the sale or other taxable disposition of a contingent debt obligation generally will be treated as ordinary income instead of capital gain. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the applicable pricing supplement.

Foreign Currency Denominated Debt Securities and Reportable Transactions

A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat a foreign currency exchange loss relating to a debt obligation denominated in a foreign currency as a reportable transaction if the loss exceeds $50,000 in a single taxable year if the U.S. holder is an individual or trust, or higher amounts for other U.S. holders. In the event the acquisition, ownership or disposition of a foreign currency debt obligation constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. holder will be required to disclose its investment to the IRS, currently on Form 8886. Prospective investors should consult their tax advisers regarding the application of these rules to the acquisition, ownership or disposition of a foreign currency denominated debt security.

Specified Foreign Financial Assets

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the debt securities) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders that fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisers concerning the application of these rules to their investment in the debt securities, including the application of the rules to their particular circumstances.

Non-U.S. Holders

Subject to the discussions below under “—FATCA” and “—Information Reporting and Backup Withholding,” if you are a non-U.S. holder, payments of interest on a debt security to you generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption, you may be required to satisfy certification requirements, described below under “—Information Reporting and Backup Withholding,” to establish that you are not a U.S. holder.

If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or retirement of the debt security unless, in the case of an individual, you are present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met.

FATCA

The U.S. Foreign Account Tax Compliance rules (“FATCA”) require certain “foreign financial institutions” to withhold U.S. tax on a portion of payments on certain types of debt and to collect information from certain holders of debt securities. While NIB is a foreign financial institution, it is likely to qualify for an exemption applicable to “international organizations” and thus is not likely to be subject to FATCA’s withholding and information reporting rules.

Additionally, Finland has entered into an intergovernmental agreement (the “U.S.-Finland IGA”) with the United States relating to FATCA. NIB expects to qualify as a “Non-Reporting Finnish Financial Institution” under the U.S.-Finland IGA, and thus to be exempted from the withholding and information reporting rules under FATCA and the U.S.-Finland IGA.

Information Reporting and Backup Withholding

Information returns must be filed with the IRS in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number and certify that you are not subject to backup withholding or otherwise establish an exemption from backup withholding. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The amount of any backup withholding will be allowed as a credit against a United States person’s U.S. federal income tax liability and may entitle such United States person to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Terms of Sale

NIB will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the proceeds to NIB from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Any underwriters, dealers or agents participating in a sale of securities may be considered to be underwriters under the U.S. Securities Act of 1933, or the Securities Act. Furthermore, any discounts or commissions received by them may be considered to be underwriting discounts and commissions under the Securities Act. NIB may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from NIB for payments they make relating to these liabilities.

Method of Sale

NIB may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

If NIB uses underwriters in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. NIB may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters will also be obligated to purchase all the securities of an issue if any are purchased. Any initial public offering price or any concessions allowed or reallowed or paid to dealers may be changed.

NIB may also sell the securities directly or through agents. Any agent will be named and any commissions payable to the agent by NIB will be set forth in the applicable prospectus supplement. Any agent will act on a reasonable best efforts basis for the period of its appointment unless the applicable prospectus supplement states otherwise.

NIB may authorize underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price set forth in the applicable prospectus supplement using delayed delivery contracts. These contracts provide for payment and delivery on one or more specified dates in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Any restrictions on the offer, sale or delivery of bearer securities to United States persons or within the United States in connection with the original issuance of the securities will be described in the applicable prospectus supplement. Such prospectus supplement will also describe any restrictions on the sale of securities in other jurisdictions if and as appropriate.

Agents and underwriters may be customers of, engage in transactions with, or perform services for NIB in the ordinary course of business.

VALIDITY OF THE SECURITIES

The following persons will give opinions regarding the validity of the securities:

•	For NIB: Ms. Anna von Knorring; and

•	For the underwriters and agents, if any: Cleary Gottlieb Steen & Hamilton LLP, Frankfurt am Main, Germany.

As to all statements in this prospectus with respect to the constitutive documents of NIB and the respective laws of each of the Member Countries, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of Ms. Anna von Knorring or another legal officer of NIB.

Cleary Gottlieb Steen & Hamilton LLP has provided legal services to NIB from time to time.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of NIB in the United States is the Executive Director, Nordic-Baltic Executive Director’s Office, International Monetary Fund, 700 19th Street, N.W., Washington, D.C. 20431.

EXPERTS

The financial statements of Nordic Investment Bank as of December 31, 2017, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG Oy Ab, Finland and KPMG AB, Sweden, independent joint auditors, incorporated by reference herein, and upon the authority of KPMG Oy Ab, Finland and KPMG AB, Sweden as experts in accounting and auditing.

The financial statements of Nordic Investment Bank for the years ended December 31, 2018 and December 31, 2019 appearing in Nordic Investment Bank’s Annual Report on Form 18-K/A filed on February 26, 2019 and February 26, 2020, respectively, have been audited by Ernst & Young Oy, Finland and Ernst & Young AB, Sweden, independent joint auditors, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Schedule B that NIB filed with the U.S. Securities and Exchange Commission using a shelf registration process. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

NIB files reports and other information with the SEC. NIB may file amendments on Form 18-K/A to its annual report for the purpose of filing with the SEC exhibits that have not been included in this registration statement to which this prospectus and any prospectus supplement relate. When filed, these exhibits will be incorporated by reference into this registration statement.

Any filings that NIB makes electronically are available to the public over the Internet at the SEC’s website (http://www.sec.gov). Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows NIB to incorporate by reference some information that NIB files with the SEC. Incorporated documents are considered part of this prospectus. NIB can disclose important information to you by referring you to those documents. Information that NIB later files with the SEC will update and supersede this incorporated information. The following documents are incorporated by reference in this prospectus, any accompanying prospectus supplement, any accompanying pricing supplement or any accompanying final term sheet:

•

NIB’s Annual Report on Form 18-K for the year ended December 31, 2017, as filed with the SEC on March 16, 2018, Amendment No. 3 thereto, NIB’s Annual Report on Form 18-K for the year ended December 31, 2018, as filed with the SEC on February 26, 2019, Amendment No. 3 thereto and NIB’s Annual Report on Form 18-K for the year ended December 31, 2019, as filed with the SEC on February 26, 2020, Amendment No. 3 thereto; and

•	each subsequent Annual Report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and before all of the securities are sold.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents, including any exhibits that are incorporated by reference in them. Requests for such documents should be directed to:

Treasury & Finance Department

Nordic Investment Bank

P.O. Box 249

FI-00171 Helsinki, Finland

telephone: +358-10-618-001

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus or the applicable Prospectus Supplement relating to a particular issue of Securities, and, if given or made, such information or representations must not be relied upon as having been authorized by Nordic Investment Bank or any underwriters of the Securities to which such Prospectus Supplement relates. This Prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date and the information contained in this Prospectus is qualified in its entirety by the supplementary information contained in such Prospectus Supplement. This Prospectus should be retained for future reference in connection with the offering from time to time of the Securities.

Nordic Investment Bank

Debt Securities and/or

Warrants to Purchase

Debt Securities

Prospectus

Issuer

Nordic Investment Bank

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki

Finland

Joint Book-Runners

Barclays Bank Ireland PLC One Molesworth Street Dublin 2 D02RF29 Ireland	HSBC Bank plc 8 Canada Square London E14 5HQ United Kingdom	J.P. Morgan AG Taunustor 1 (TaunusTurm) 60310 Frankfurt am Main Germany	Nomura International plc 1 Angel Lane London EC4R 3AB United Kingdom

Fiscal Agent

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, NY 10013

United States of America

Agents

Listing Agent

BNP Paribas Securities Services

Luxembourg Branch

60 avenue J.F. Kennedy

L-1855 Luxembourg

Luxembourg

New York Paying Agent Citibank, N.A. 388 Greenwich Street, 14th Floor New York, NY 10013 United States of America	Luxembourg Paying Agent BNP Paribas Securities Services Luxembourg Branch 60 avenue J.F. Kennedy L-1855 Luxembourg Luxembourg

Legal Advisers

To the Issuer Ms. Anna von Knorring Chief Counsel Nordic Investment Bank Fabianinkatu 34 P.O. Box 249 FI-00171 Helsinki Finland	To the Underwriters Cleary Gottlieb Steen & Hamilton LLP Neue Mainzer Str. 52 60311 Frankfurt am Main Germany

Auditors of the Issuer

Ernst & Young Oy

Alvar Aallon katu 5 C

FI-00100 Helsinki

Finland